Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

GRAY TELEVISION, INC.,

GRAY HAWKEYE STATIONS, INC.

and

MEREDITH CORPORATION

Dated as of May 3, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 3, 2021, among Meredith Corporation, an Iowa corporation (the “Company”), Gray Television, Inc., a Georgia corporation (“Parent”), and Gray Hawkeye Stations, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the Iowa Business Corporation Act (the “IBCA”), each share of Common Stock, par value $1.00 per share, of the Company (“Common Stock”) and Class B Common Stock, par value $1.00 per share, of the Company (“Class B Stock”, and together with the Common Stock, the “Company Stock”) shall be converted into the right to receive $14.51 in cash (such amount, the “Merger Consideration”) upon the terms and subject to the conditions set forth herein;

WHEREAS, it is a condition to the Merger that prior to the Merger, (i) the Company distribute to the Company’s shareholders all of the issued and outstanding shares of common stock of Meredith Holdings Corporation, an Iowa corporation and wholly owned subsidiary of the Company (“SpinCo”, and such distribution referred to as the “Distribution”), and (ii) SpinCo makes the SpinCo Cash Payment (as defined in the Separation and Distribution Agreement), in each case in accordance with the Spin-Off Agreements (as defined herein);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the plan of merger with respect to the Merger, substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) and the transactions contemplated hereby and thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its shareholders, (b) approved and adopted and declared the advisability of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, and (c) subject to the terms and conditions of Section 7.3 of this Agreement, recommend that the Company shareholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, as a condition to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent, the Company and certain Company shareholders are entering into voting agreements (each, a “Support Agreement”) pursuant to which each of the signatory shareholders is agreeing, subject to the terms and conditions of the applicable Support Agreement, to vote all of his, her or its Company Stock in favor of the adoption of this Agreement;

WHEREAS, the Parent Board (as defined herein) has unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its stockholders, (b) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement and perform its obligations hereunder and (c) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and resolved to recommend to Parent, its sole shareholder, to adopt this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parties are executing and delivering the Separation and Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the Transition Services Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that any such agreement shall contain a standstill no less beneficial to the Company in the aggregate than the standstill in the Confidentiality Agreement prohibiting a counterparty from acquiring any additional equity or voting securities of the Company or any of its Subsidiaries or any Company Securities) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Approval Actions” means the entry into of agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to be closed; provided, however, that notwithstanding anything to the contrary contained herein, the Friday immediately following Thanksgiving Day shall not be a Business Day.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Company 2025 Notes” means the 6.500% Senior Secured Notes of the Company due July 1, 2025 issued under the corresponding Company Indenture.

“Company 2026 Notes” means the 6.875% Senior Unsecured Notes of the Company due February 1, 2026 issued under the corresponding Company Indenture.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) or “group” (as defined in Section 13(d) of the Exchange Act) relating to or involving, whether in a single transaction or series of related transactions: (a) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of merger, liquidation or dissolution of the Company or any of its Subsidiaries or RemainCo and the RemainCo Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries or RemainCo and the RemainCo Subsidiaries that constitutes or accounts for 20% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries or RemainCo and the RemainCo Subsidiaries, in each case on a consolidated basis; (b) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries or RemainCo and the RemainCo Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the shareholders of the Company or RemainCo immediately preceding such transaction hold less than 80% of the equity interests or voting power in the surviving or resulting entity of such transaction immediately following such transaction; or (c) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (a) withdrawing, rescinding, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, rescind, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (b) failing to make, withdrawing, or amending the Company Board Recommendation in the Proxy Statement mailed to shareholders, (c) adopting, approving, endorsing, or recommending, or otherwise proposing publicly to adopt, approve, endorse, or recommend, any Company Acquisition Proposal, (d) taking any action to exempt or make any Person (other than the Parent Parties) not subject to any applicable anti-takeover or similar statute or regulation, or (e) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within ten (10) Business Days of the request of Parent and to reaffirm the Company Board Recommendation within such ten (10) Business Day period upon such request (provided that such a request may be delivered by Parent only once with respect to each Company Acquisition Proposal, with the right to make an additional request with respect to each subsequent material amendment or modification thereto).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021.

“Company Credit Agreement” means the Credit Agreement, dated as of January 31, 2018, among the Company and the parties thereto, as such agreement has or may from time to time be amended, supplemented or otherwise modified, and all pledge, security and other agreements and documents related thereto.

“Company Deferred Compensation Plan” means the Meredith Corporation Deferred Compensation Plan, dated as of January 1, 2014, as amended.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent in connection with, and upon the execution of, this Agreement.

“Company Equity Plans” means the Meredith Corporation 2014 Stock Incentive Plan, the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan and the Meredith Corporation Plan for Non-Employee Directors.

“Company ESPP” means the Meredith Corporation Employee Stock Purchase Plan of 2002, as amended.

“Company Full-Power Station” means the full-power television broadcast stations owned by the Company and its Subsidiaries, each of which is listed in Section 3.12(g) of the Company Disclosure Letter.

“Company Indebtedness” means, collectively, debt outstanding under (a) the Company Credit Agreement, (b) the Company Notes, and (c) indebtedness for money borrowed or advanced or monetary obligations evidenced by bonds, debentures, notes, or similar debt securities or similar obligations, including those which are secured by a lien, including any liabilities and obligations for accrued but unpaid interest, unpaid prepayment, prepayment, make-whole or redemption penalties, premiums or payments, breakage fees and unpaid fees and expenses that are payable in connection with the retirement or prepayment of any of the liabilities under such indebtedness.

“Company Indenture” means each of (a) the Indenture, dated January 31, 2018, between the Company, certain Subsidiaries of the Company party thereto as subsidiary guarantors and U.S. Bank National Association, as supplemented by the First Supplemental Indenture, dated January 31, 2018, between the Company, certain Subsidiaries of the Company party thereto as subsidiary guarantors and U.S. Bank National Association and (b) the Indenture, dated June 29, 2020, between the Company, certain Subsidiaries of the Company party thereto as subsidiary guarantors and U.S. Bank National Association.

“Company Material Adverse Effect” means any effect, change, condition, state of fact, development, occurrence, circumstance, or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the (a) ability of the Company to perform its obligations under this Agreement or the Spin-Off Agreements or to consummate the transactions contemplated by this Agreement or the Spin-Off Agreements or (b) condition (financial or otherwise), business, assets, liabilities, or results of operations of RemainCo, the RemainCo Subsidiaries, and the Minority Investment Entities (to the extent of RemainCo’s and its RemainCo Subsidiaries’ interest therein), taken as a whole, excluding any effect, change, condition, state of fact, development, occurrence or event to the extent resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction in which RemainCo or any of its RemainCo Subsidiaries or Minority Investment Entities conduct business or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries or Minority Investment Entities operates, (iii) any rulemakings or Proceedings before the FCC that generally affect the broadcast television industry, (iv) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (v) any epidemics, pandemics (including the COVID-19 or any COVID-19 Measures), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events or any escalation or worsening of any of the foregoing, (vi) any failure by RemainCo or its RemainCo Subsidiaries or Minority Investment Entities to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations

(provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such failure shall be included and considered), (vii) changes after the date hereof in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the operation of the business of the Company or any of its Subsidiaries or Minority Investment Entities, (viii) the taking of any action by the Company expressly required by, or the Company’s failure to take any action expressly prohibited by, this Agreement, (ix) any change in the market price or trading volume of the Company’s securities (provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such change shall be considered), and (x) other than, in each case, with respect to any representation, warranty, or covenant set forth in this Agreement that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the transactions contemplated hereby, including, but not limited to, the representations and warranties set forth in Section 3.3, Section 3.4, and the conditions set forth in Section 8.2(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of RemainCo or any of its RemainCo Subsidiaries or Minority Investment Entities, or the termination or reduction (or potential reduction) or any other resulting negative development in RemainCo’s or any of its RemainCo Subsidiaries’ or Minority Investment Entities’ relationships, contractual or otherwise, with any of its advertisers, customers, suppliers, distributors, licensees, licensors, lenders, business partners, employees or regulators, including the FCC (in each case excluding any breach of this Agreement by the Company or its Affiliates); provided that in the cases of clauses (i), (ii), (iii), (iv), (v) and (vii), any effect, change, condition, development, or event may be considered to the extent it disproportionately affects the Company and the RemainCo Subsidiaries and the Minority Investment Entities relative to the other participants in the television broadcast industry.

“Company Notes” means the Company 2025 Notes and the Company 2026 Notes.

“Company Notes Payoff Amount” means the Company Notes Principal Amount, together with any accrued and unpaid interest to, but excluding, the date of redemption not already included in the Company Notes Principal Amount, plus any make-whole payments, redemption payments, prepayment fees or penalties or make-whole amount or other fees, costs and expenses contemplated under the Company Indenture with respect to the Company Notes Principal Amount and due as of the date of redemption, in an amount sufficient to redeem 100% of Company Notes outstanding.

“Company Notes Principal Amount” means (a) the aggregate principal amount of the Company 2025 Notes outstanding and (b) the aggregate principal amount of the Company 2026 Notes outstanding, in each case, together with any accrued but unpaid interest thereon, as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Company Programming Service” means any programming service of any Company Station distributed or authorized for distribution by the Company or any of its Subsidiaries, including any programming service of any Company Station distributed or authorized for distribution by the Company or any of its Subsidiaries on an on-demand or other basis.

“Company RSUs” means all awards of restricted stock units of the Company with respect to shares of Common Stock, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Station” means the television broadcast stations, low power television stations and TV translator stations owned by the Company and its Subsidiaries, each of which is listed in Section 3.12(g) of the Company Disclosure Letter.

“Company Station Licenses” means the main station licenses issued by the FCC with respect to the Company Stations.

“Company Stock Options” means all options to purchase shares of Common Stock (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Warrants” means warrants to purchase Common Stock governed by the Warrant to Purchase Common Stock between the Company and KED MDP Investments, LLC, dated as of January 31, 2018.

“Competition Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, as amended, the Federal Trade Commission Act of 1914, as amended, the Robinson-Patman Act of 1936, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement, dated as of November 17, 2020, by and between the Company and Parent, as amended or supplemented, including the applicable clean team agreements.

“Continuing Employees” means each individual who, immediately prior to the Effective Time, is a RemainCo Employee (excluding any Employees represented by labor unions and/or covered by the Collective Bargaining Agreements), including, for the avoidance of doubt, all individuals set forth on Section 1.1(d) of the Company Disclosure Letter. “Continuing Employees” does not include any RemainCo Employee whose employment is terminated by the Company between the date of this Agreement and the Effective Time.

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument or obligation, whether written or unwritten.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or other Law, Order, directive, guidelines or recommendations promulgated by any Governmental Authority (whose geographic scope of authority includes any of the locations in which any of the Company Stations operate), in each case, in connection with or in response to COVID-19, including, but not limited to, the CARES Act and Families First Act.

“Data Breach” means the access, acquisition, disclosure or modification of Personal Information prohibited under applicable Laws, whether or not requiring notification to impacted persons or regulators under applicable Privacy and Security Laws.

“Data Room” means the documents and materials posted to the Company electronic data room through the date hereof.

“DOJ” means the U.S. Department of Justice, Antitrust Division.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Employee Company RSU” shall mean each Company RSU that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Employee Company Share-Based Award” shall mean each Company Share-Based Award that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Employee Company Stock Option” shall mean each Company Stock Option that was granted to the holder in the holder’s capacity as, or that has ever had vesting tied to the holder’s performance of services as, a service provider who is or was an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Employee Matters Agreement” means the Employee Matters Agreement by and among Parent, Company and SpinCo, dated as of the date hereof.

“Environmental Law” means any Law concerning the protection of the environment, pollution, contamination, natural resources, or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the U.S. Federal Communications Commission.

“FCC Applications” means those applications, including requests for declaratory rulings or waivers required to be filed with the FCC to obtain the approvals of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

“FCC Consent” means the grant by the FCC of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Licenses” means the FCC licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Company Stations, or otherwise granted to or held by Company or any of its Subsidiaries.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any federal, state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization (including stock exchanges).

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof) (collectively, “Patents”); (b) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship (collectively, “Copyrights”); (c) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith (collectively, “Marks”); (d) registrations and applications for each of the foregoing; (e) rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (f) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“Intervening Event” means any event, condition, fact, occurrence, change or development (not related to a Company Acquisition Proposal) that is not known or reasonably foreseeable to the Company Board as of the date of this Agreement and does not relate to a Company Acquisition Proposal, a Superior Company Proposal, or any matter relating thereto or consequence thereof, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to obtaining the Company Shareholder Approval; provided that (A) in no event shall any action taken by the parties pursuant to the affirmative covenants set forth in Section 7.1, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event and (B) in no event shall any event, fact, circumstance, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether here has been an “Intervening Event”.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, licensed to, or controlled by the Company or any of its Subsidiaries.

“Knowledge” means (a) with respect to the Company, the actual knowledge in each case after reasonable inquiry of each individual listed in Section 1.1(b) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge in each case after reasonable inquiry of each individual listed in Section 1.1(b) of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement or Order enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“Marketing Period” means, (a) at any time, prior to November 9, 2021, the most recent period of fifteen (15) consecutive Business Days commencing after the date of this Agreement that the Parent shall have received the then applicable RemainCo Required Financial Information and such RemainCo Required Financial Information shall be complete and (b) at any time on or after November 9, 2021, the first period of fifteen (15) consecutive Business Days commencing on or after November 9, 2021 that the Parent has received the then applicable RemainCo Required Financial Information and such RemainCo Required Financial Information shall be complete. If the Company in good faith reasonably believes it has delivered the RemainCo Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the RemainCo Required Financial Information will be deemed to have been delivered on the date specified in such notice unless Parent in good faith reasonably believes the RemainCo Required Financial Information has not been delivered and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity which RemainCo Required Financial Information has not been delivered. Notwithstanding the foregoing, (i) the Marketing Period shall not include July 5, 2021, November 24, 2021, November 26, 2021 and July 5, 2022 (the “Blackout Period”), (ii) if the Marketing Period has not ended (x) on or prior to August 20, 2021, then such period shall not commence before September 7, 2021 and (y) on or prior to December 17, 2021, then such period shall not commence before January 3, 2022, and (iii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) KPMG, LLP shall have withdrawn its audit opinion with respect to any of the audited year-end financial statements in the RemainCo Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such year-end financial statements by KPMG, LLP or another independent accounting firm reasonably acceptable to Parent and (B) the Company shall have restated, or the Company shall have determined to restate any historical financial statements included in the RemainCo Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable RemainCo Required Financial Information has been amended or the Company concludes that no such restatement shall be required in accordance with GAAP.

“Minority Investment Entity” means each of the entities set forth on Section 1.1(c) of the Company Disclosure Letter.

“MVPD” means any provider defined as a multi-channel video programming distributor under the rules of the FCC, including cable systems, telephone companies and DBS systems.

“Non-Employee Company RSU” shall mean each Company RSU that is not an Employee Company RSU.

“Non-Employee Company Stock Option” shall mean each Company Stock Option that is not an Employee Company Stock Option.

“Non-Employee Company Share-Based Award” shall mean each Company Share-Based Award that is not an Employee Company Share-Based Award.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Financing” means the debt financing incurred or intended to be incurred pursuant to the Parent Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Parent Commitment Letter and any related engagement letter.

“Parent Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Parent Financing, including the parties to the Parent Commitment Letter or any related engagement letter in respect of the Parent Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements entered pursuant thereto, together with their Affiliates and their and their Affiliates’ respective current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“Parent Material Adverse Effect” means any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, would prevent, or materially delay, the consummation of the Merger or the ability of either Parent or Merger Sub to perform its obligations under this Agreement and the Spin-Off Agreements.

“Permitted Liens” means (a) Liens for Taxes, assessments, governmental levies, fees or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and, in each case, for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves

(as determined in accordance with GAAP) have been established on the Company Balance Sheet and that would not be individually or in the aggregate materially adverse, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property that do not prohibit or materially interfere with the present use over such real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) all matters disclosed as a “Permitted Lien” in Section 1.1(a) of the Company Disclosure Letter, (f) any state of facts which an accurate survey or inspection of real property would disclose and which, individually or in the aggregate, do not materially impair the value or continued use of such real property for the purposes for which it is used by such Person, (g) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (h) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the value or the continued use of real property for the purposes for which it is used by such Person, (i) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property that do not secure indebtedness and (j) other than Liens securing Indebtedness, Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of RemainCo or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual or any other information that is regulated or protected by one or more Privacy and Security Laws.

“Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Information, including Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

“RemainCo” means the Company and its Subsidiaries after giving effect to the Separation and the Distribution.

“RemainCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“RemainCo Employees” means (i) any Employee who primarily provides services to the RemainCo Business and is employed by the Company or any of its Subsidiaries, including any individual on a leave of absence or on short-term disability at the time of Closing and (ii) the individuals set forth on Section 1.1(d) of the Company Disclosure Letter.

“RemainCo Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“RemainCo Required Financial Information” means: (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2019, June 30, 2020, and June 30, 2021 and each subsequent fiscal year ending at least 60 days prior to the Closing Date, together with the related audited consolidated statements of income or operations, stockholders’ equity and cash flows for each such fiscal year (in each case prepared on a carve-out basis that eliminates the results of operations, assets and liabilities of SpinCo, the other SpinCo Entities and their respective Subsidiaries), together with the notes thereto; (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2020, December 31, 2020, March 31, 2021, and each subsequent fiscal quarter (other than the last quarter of any fiscal year) ending at least 40 days prior to the Closing Date (which, for the avoidance of doubt, shall as of November 9, 2021, require the unaudited balance sheet for the fiscal quarter ending September 30, 2021), together with the related unaudited consolidated statements of income or operations, stockholders’ equity and cash flows for each such fiscal quarter (in each case prepared on a carve-out basis that eliminates the results of operations, assets and liabilities of SpinCo, the other SpinCo Entities and their respective Subsidiaries) including results for the fiscal year to date and, solely in the case of any such financial statements with respect to the most recent fiscal quarter referred to above and ending after June 30, 2021, comparisons to the corresponding fiscal year to date periods in each of the prior two fiscal years; and (c) in the event that the Matrix Station Divestiture occurs, (i) the unaudited balance sheets of WNEM-TV for the fiscal years ended June 30, 2019, June 30, 2020 and June 30, 2021 and each subsequent fiscal year ending at least 60 days prior to the Closing Date, together with the related unaudited statements of operations for each such fiscal year; and (ii) the unaudited balance sheets of WNEM-TV as of March 31, 2021 and each subsequent fiscal quarter ending at least 40 days prior to the Closing Date (which, for the avoidance of doubt, shall as of November 9, 2021, require the unaudited balance sheet for the fiscal quarter ending September 30, 2021), together with the related unaudited statements of operations for each such fiscal quarter (other than the last quarter of any fiscal year) and in the case of such statements of operations, including results for the fiscal year to date and, solely in the case of any such financial statements with respect to the most recent fiscal quarter referred to above and ending after June 30, 2021, comparisons to the corresponding fiscal year to date periods in each of the prior two fiscal years.

“RemainCo Subsidiaries” means the Subsidiaries of the Company that will be Subsidiaries of RemainCo after giving effect to the Separation and the Distribution.

“Representatives” means, as to any Person, its Affiliates and its officers, directors, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” shall have the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement entered into between SpinCo, the Company and Parent as of the date hereof.

“Spin-Off Agreements” means the Separation and Distribution Agreement, Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement.

“SpinCo Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Entities” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the SpinCo Financing, including the parties to the SpinCo Financing Commitment Letter or any related engagement letter in respect of the SpinCo Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements entered pursuant thereto, together with their Affiliates and their and their Affiliates’ respective current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“SpinCo Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Company Proposal” means a bona fide Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “20% or more” in the definition of Company Acquisition Proposal being deemed to reference “90% or more” and all references to “less than 80%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel to be more favorable, from a financial point of view, to the shareholders of the Company than the transactions contemplated by this Agreement and the Spin-Off Agreements after taking into account all factors that the Company Board deems relevant (including any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination).

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Matters Agreement” means the Tax Matters Agreement by and among Parent, Company and SpinCo, dated as of the date hereof.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Transition Services Agreement” means the Transition Services Agreement by and among Parent, Company and SpinCo, dated as of the date hereof.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Company Event” shall be deemed to have occurred if (a) Company Adverse Recommendation Change shall have occurred or (b) the Company or any of its Subsidiaries shall have entered into any Alternative Company Acquisition Agreement.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, a material breach that is the consequence of an action or omission by the breaching party with actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such action or omission is, or would reasonably be expected to be or result in, a breach of such representation, warranty, agreement or covenant, regardless of whether breaching this Agreement was the object of the action or omission; it being understood that such term shall include, in any event, the failure to consummate the Merger when required to do so by Section 2.3 of this Agreement.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

409A Authorities	Section 3.17(h)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 7.3(a)
Articles of Merger	Section 2.4
Book-Entry Shares	Section 2.6(c)
Certificate	Section 2.6(c)
Class B Stock	Recitals
Closing	Section 2.3
Collective Bargaining Agreement	Section 3.18(a)
Common Stock	Recitals
Company	Preamble
Company Acquisition Proposal	Section 9.3(a)(ii)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Indemnified Party	Section 6.3(a)
Company Internal Controls Disclosures	Section 3.7(b)
Company Material Contract	Section 3.20(a)(vii)
Company Plan	Section 3.17(a)
Company Preferred Stock	Section 3.5(a)
Company Related Parties	Section 9.3(e)
Company Related Party Transaction	Section 3.27

Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(b)
Company Share-Based Award	Section 2.11(c)
Company Share-Based Award Payment	Section 2.11(c)
Company Shareholder Approval	Section 3.2
Company Shareholders’ Meeting	Section 7.2(a)(iv)
Company Stock	Recitals
Company Stock Equivalents	Section 3.5(a)
Company Subsidiary Securities	Section 3.6(b)
Company Termination Fee	Section 9.3(a)(i)
Copyrights	Section 1.1
D&O and ERISA Insurance	Section 6.3(c)
Disclosure Letter	Section 10.5
Dissenting Share	Section 2.8
Distribution	Recitals
Effective Time	Section 2.4
Employee Plan	Section 3.17(a)
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2
FCC Renewal Policy	Section 7.1(e)
Initial End Date	Section 9.1(b)(i)
Marks	Section 1.1
Merger	Recitals
Merger Amounts	Section 4.9(d)
Merger Consideration	Recitals
Merger Sub	Preamble
Moelis	Section 3.24
Multiemployer Plan	Section 3.17(e)
New Benefit Plans	Section 6.4(c)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Commitment Letter	Section 4.9(a)
Parent Debt Financing Parties	Section 7.11(a)
Parent Expenses	Section 9.3(b)
Parent Financing	Section 7.11(b)
Parent Financing Conditions	Section 4.9(a)
Parent Financing Indemnitees	Section 7.11(f)
Parent Substitute Debt Financing	Section 7.11(b)
Party or Parties	Preamble
Patents	Section 1.1
Paying Agent	Section 2.9(a)
Payment Fund	Section 2.9(a)
Plan of Merger	Recitals
Premium Cap	Section 6.3(c)
Proxy Statement	Section 7.2(a)(i)
Real Property Leases	Section 3.14(a)
Registered Intellectual Property	Section 3.15(a)
Renewal Application	Section 7.1(e)
Second End Date	Section 9.1(b)(i)
Solvent	Section 3.29
Spin-Off Registration Statement	Section 7.14(a)

SpinCo	Recitals
SpinCo Alternate Financing	Section 7.12(c)
SpinCo Financing	Section 7.12(b)
SpinCo Financing Commitment Letter	Section 7.12(b)
SpinCo Financing Conditions	Section 3.23(a)
SpinCo Permanent Financing	Section 7.12(b)
Station Divestiture	Schedule 7.1(h)
Surviving Corporation	Section 2.2
Trade Secrets	Section 1.1

Section 1.3 Other Definitional and Interpretative Provisions; Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in, and made a part of, this Agreement, as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger, the Distribution and the Station Divestiture. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified. The phrase “made available” with respect to documents shall be deemed to include any Company SEC Documents filed with or furnished to the SEC at least two (2) Business Days prior to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE DISTRIBUTION; THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 The Distribution. Upon the terms and subject to the conditions of the Spin-Off Agreements, on the Closing Date but prior to the Effective Time and subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), the Company shall cause to be effected the SpinCo Cash Payment, the Distribution and the other transactions contemplated by the Spin-Off Agreements to be effected on the Closing Date, in each case in accordance with the terms of the Spin-Off Agreements and as early as practicable on the Closing Date. Each of the Company and Parent shall cooperate with each other, and shall cause their respective Affiliates to so cooperate, such that the Distribution and the SpinCo Cash Payment shall be effected on the Closing Date, prior to the Effective Time, with as short as reasonably possible of a delay between the consummation of the Distribution and the SpinCo Cash Payment and the Effective Time.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the IBCA.

Section 2.3 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Cooley LLP, 1299 Pennsylvania Avenue, NW, Suite 700, Washington, DC 20004 or remotely by exchange of documents and signatures, or their electronic counterparts, on the date that is the fifth (5th) Business Day following (i) the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and (ii) after the completion of the Marketing Period; provided, however, that the Closing shall not occur prior to December 1, 2021, unless otherwise agreed to by Parent and the Company; and provided, further, that if the five (5) Business Day period determined in accordance with this Section 2.3 includes December 30, 2021, the Closing shall take place on December 30, 2021.

Section 2.4 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Iowa the articles of merger relating to the Merger (the “Articles of Merger”), executed and acknowledged in accordance with, and containing the information as is required by, the relevant provisions of the IBCA. On the Closing Date, Merger Sub shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with, and containing the information as is required by, the relevant provisions of the Delaware General Corporation Law. The Merger shall become effective at the time that the Articles of Merger has been duly filed with the Secretary of State of the State of Iowa and the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.5 Surviving Corporation Matters.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the articles of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the references to Merger Sub’s name shall be replaced by references to the name set forth in the form of articles of incorporation as set forth on Exhibit B hereto, until further amended in accordance with the provisions thereof and applicable Law.

(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub), the Company or any of its wholly-owned Subsidiaries (including shares held as treasury stock or otherwise) immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.6(a), and (ii) subject to the provisions of Section 2.8) shall at the Effective Time automatically be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c) As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.6 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.8) the right to receive (i) the Merger Consideration with respect to such previously existing shares of Company Stock, without interest, subject to compliance with the procedures set forth in Section 2.9 and (ii) any unpaid dividends declared in accordance with this Agreement in respect of such Company Stock with a record date prior to the Closing Date.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.7 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, subdivision, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Stock Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.7 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement; provided, that (i) nothing in this Section 2.7 shall prohibit any action by the Company or any of its Subsidiaries to be taken pursuant to the Spin-Off Agreements and (ii) no adjustment shall be made pursuant to this Section 2.7 as a result of the Distribution or the other transactions contemplated by the Spin-Off Agreements.

Section 2.8 Dissenting Shares. The holders of each share of Class B Stock are entitled to rights to appraisal in the event of a merger of the Company pursuant to Section 490.1302 of the IBCA. Accordingly, and notwithstanding anything in this Agreement to the contrary, with respect to each share of Class B Stock to which the holder thereof shall have properly demanded appraisal in compliance with the provisions of Section 490.1321 of the IBCA (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the fair value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 490.1324 of the IBCA; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the IBCA, affirmatively withdraws its demand for appraisal of such Dissenting Shares, or (b) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for its shares under the IBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Class B Stock and such shares of Class B Stock shall thereupon cease to constitute Dissenting Shares and such shares of Class B Stock shall be converted into and represent only the right to receive Merger Consideration in accordance with Section 2.6. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Class B Stock, withdrawals of such demands and any other instruments served pursuant to Section 490.1302 of the IBCA and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.9 Exchange of Company Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”). Prior to or as of the Effective Time, Parent shall provide or shall cause to be provided (i) to the Paying Agent, cash in an aggregate amount necessary to pay the Merger Consideration for all shares of Company Stock, Non-Employee Company Stock Options, Non-Employee Company RSUs, Non-Employee Company Share-Based Awards and Company Warrants converted into the right to receive the Merger Consideration in accordance with the terms hereof (such cash, the “Payment Fund”) and (ii) to the Company, cash in an aggregate amount necessary to pay the Merger Consideration for all Employee Company Stock Options, Employee Company RSUs and Employee Company Share-Based Awards. The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.6 out of the Payment Fund. Except as provided in Section 2.9(g), the Payment Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if applicable, shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(iii) Non-Employee Equity Awards. Parent shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, to each holder of record of Non-Employee Company Stock Options, Non-Employee Company RSUs, Non-Employee Company Share-Based Awards and Company Warrants a letter of transmittal. Upon the delivery of a duly completed and validly executed letter of transmittal to the Paying Agent or to such other agent or agents as may be appointed by Parent and such other documents as may reasonably be required by the Paying Agent, the holder of record of such Non-Employee Company Stock Options, Non-Employee Company RSUs, Non-Employee Company Share-Based Awards or Company Warrants, as the case may be, shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, cash in an amount equal to the Merger Consideration payable in respect of such Non-Employee Company Stock Options, Non-Employee Company RSUs, Non-Employee Company Share-Based Awards or Company Warrants previously held by such holder.

(c) The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Any portion of the Payment Fund that remains undistributed to the former holders of Company Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration (subject to any applicable abandoned property, escheat or similar Law).

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting of such Person of a bond in a reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable or deliverable in respect thereof pursuant to Section 2.9(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) The Paying Agent shall invest the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.10 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.11 Treatment of Company Equity Awards.

(a) Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall automatically and without any action on the part of the holder thereof be cancelled and cease at the Effective Time to represent an option with respect to shares of Common Stock, and shall only entitle the holder of such Company Stock Option to receive a cash payment from the Surviving Corporation equal to the product of (i) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Stock Option (after giving effect to the provisions of the Employee Matters Agreement), without any interest thereon and subject to all applicable withholding. Any such payment shall be paid (x) by the Surviving Corporation through the Paying Agent for holders of Non-Employee Company Stock Options (in respect of Non-Employee Company Stock Options) and (y) by the Surviving Corporation to holders of Employee Company Stock Options (in respect of Employee Company Stock Options), net of any applicable withholding Taxes, as soon as practicable after the Effective Time through the Surviving Corporation’s payroll on the next administratively practicable regular payroll date but in no event later than ten (10) Business Days following the Effective Time. For the avoidance of doubt, any Company Stock Option that has an exercise price per share of Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) Company RSUs. As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall automatically become immediately vested, and each Company RSU shall be cancelled and cease at the Effective Time to represent a right with respect to shares of Common Stock and shall be converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the total number of shares of Common Stock then underlying such Company RSUs multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid (x) by the Surviving Corporation through the Paying Agent for holders of Non-Employee Company RSUs (in respect of Non-Employee Company RSUs) and (y) through the Surviving Corporation to such holders of Employee Company RSUs (in respect of Employee Company RSUs), net of any applicable withholding Taxes, as soon as practicable after the Effective Time through the Surviving Corporation’s payroll on the next administratively practicable regular payroll date but in no event later than ten (10) Business Days following the Effective Time.

(c) Company Share-Based Awards. As of the Effective Time, each share of the Company’s restricted stock and each right of any kind, contingent or accrued, to receive shares of Common Stock or benefits measured in whole or in part by the value of a number of shares of Common Stock granted by the Company outstanding immediately prior to the Effective Time (including stock equivalent units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Company Stock Options and Company RSUs (each, other than Company Stock Options and Company RSUs, a “Company Share-Based Award”), shall automatically become fully vested, and all vesting restrictions shall lapse, and, in exchange for the cancellation of such Company Share-Based Award, entitle the holder of such Company Share-Based Award to a cash payment equal to the product of (i) the total number of shares of Common Stock then underlying such Company Share-Based Award multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding (the “Company Share-Based Award Payment”). The Company Share-Based Award Payment shall be made (x) by the Surviving Corporation through the Paying Agent for holders of Non-Employee Company Share-Based Awards (in respect of Non-Employee Company Share-Based Awards) and (y) through the Surviving Corporation to such holders of Employee Company Share-Based Awards (in respect of Employee Company Share-Based Awards), net of any applicable withholding Taxes with respect to the full amount of the Company Share-Based Award Payment, through the Surviving Corporation’s payroll on the next administratively practicable regular payroll date (and in any event within ten (10) Business Days) following the Effective Time.

(d) Company ESPP. The Company shall take all actions necessary or required under the Company ESPP and subject to applicable Law to (i) cause the Company ESPP not to commence an offering period to purchase Common Stock that would otherwise begin on or after the date of this Agreement or to accept payroll deductions with respect to any such offering period that would otherwise begin on or after the date of this Agreement to be used to purchase Common Stock under the Company ESPP, and (ii) cause the Company ESPP to be transferred to SpinCo in the Separation in accordance with the Employee Matters Agreement or terminated effective immediately prior to the Distribution.

(e) Certain Actions. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the treatment of the Company Stock Options, Company RSUs and any Company Share-Based Awards as provided in this Section 2.11. SpinCo, the Company, Parent, and all other Parties will cooperate to effectuate such payment, including by sharing any equity or employee information reasonably requested by another Party.

Section 2.12 Treatment of Company Warrants. At the Effective Time, each unexercised Company Warrant outstanding immediately prior to the Effective Time, shall automatically and without any action on the part of the holder thereof be cancelled and cease at the Effective Time to represent a warrant with respect to shares of Common Stock, and shall only entitle the holder of such Company Warrant to receive a cash payment from the Surviving Corporation equal to the product of (i) the total number of shares of Common Stock subject to such Company Warrant multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Warrant, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

Section 2.13 Withholding. Parent, the Company and the Surviving Corporation (and any agent acting on behalf of any of them, including the Paying Agent), as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly provided herein, no representations and warranties are being made in this Agreement by the Company with respect to the SpinCo Entities, SpinCo Business, SpinCo Assets or SpinCo Liabilities, including with respect to the Company’s Subsidiaries, but solely to the extent that the matters relating to the SpinCo Entities, SpinCo Business, SpinCo Assets or SpinCo Liabilities with respect to which the Company would otherwise be making representations and warranties would not reasonably be expected to adversely affect RemainCo or the RemainCo Business or Parent as the owner and operator thereof following the Effective Time, in each case in any material respect, and would not reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the Spin-Off Agreements. (a) Except as contemplated by the Spin-Off Agreements or as disclosed in the Company SEC Documents publicly filed at least two (2) Business Days prior to the date of this Agreement; provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” or any other disclaimer or other general statements, to the extent they are cautionary, predictive or forward looking in nature, that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement, it being agreed that this clause (a) shall not be applicable to Section 3.1, Section 3.2, Section 3.5(a), Section 3.6, Section 3.10(a), or Section 3.24 and (b) subject to Section 10.5 and except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 3.2 Corporate Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Support Agreements and the Spin-Off Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Support Agreements and the Spin-Off Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the Support Agreements and the Spin-Off Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, except, in the case of the Merger, for the approval of the Merger and the adoption of this Agreement by the (a) holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock, voting as a single class, (b) holders of a majority of the votes cast by the holders of outstanding shares of Class B Stock, voting as a single class and (c) holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock and Class B Stock, voting together as a single class (the “Company Shareholder Approval”). Each of this Agreement, the Support Agreements and the Spin-Off Agreements, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law), including those limiting specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (collectively, the “Enforceability Exceptions”). As of the date of this Agreement, the Company Board, at a meeting duly called and held, has duly and unanimously adopted resolutions that have not been rescinded, withdrawn, or amended that (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, (ii) determined that it is in the best interests of the Company and its shareholders and declared it advisable for the Company to enter into this Agreement and perform its obligations hereunder, (iii) approved the execution and delivery by the

Company of this Agreement and the Spin-Off Agreements, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement and the Spin-Off Agreements, including the Merger, upon the terms and subject to the conditions contained herein and therein and (iv) resolved to make the Company Board Recommendation.

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Articles of Merger with the Secretary of State of the State of Iowa, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, (e) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules, and (f) any immaterial actions or filings.

Section 3.4 Non-Contravention. The execution and delivery of this Agreement and the Spin-Off Agreements by the Company and the performance of its obligations hereunder and thereunder do not and will not, assuming the Company Shareholder Approval is obtained, the Company Notes are discharged at or prior to the Effective Time, the Company Credit Agreement is terminated and repaid in full at or prior to the Effective Time, and the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 3.3 are obtained, (a) conflict with or breach any provision of the articles of incorporation or bylaws of the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract or (d) result in the creation or imposition of any material Lien, other than any Permitted Lien, on any material property or asset of the Company or any of its Subsidiaries.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists solely of 80,000,000,000 shares of Common Stock, 15,000,000,000 shares of Class B Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on April 30, 2021, (i) there were (A) 40,594,683.173 shares of Common Stock issued and outstanding, (B) 5,063,626 shares of Class B Stock issued and outstanding, (C) no shares of Company Preferred Stock issued or outstanding, (D) Company Stock Options to purchase an aggregate of 4,823,084 shares of Common Stock, with the exercise prices for all such Company Stock Options set forth in Section 3.5(a) of the Company Disclosure Letter, (E) Company RSUs with respect to an aggregate of 1,373,484 shares of Common Stock, all of which were issued under a Company Equity Plan, (F) 162,829 outstanding stock equivalent units convertible into 162,829 shares of Common Stock issued under the Company Deferred Compensation Plan (the “Company Stock Equivalents”) and (G) Company Warrants with respect to an aggregate of 1,625,000 shares of Common Stock and (ii) 5,291,753 shares of Company Stock were available for issuance of future awards under the Company Equity Plans and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement.

(b) Except (w) as set forth in Section 3.5(a), (x) for any Company Stock Options, Company RSUs, Company Warrants and Company Stock Equivalents that are granted under the Company Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement, (y) Common Stock Equivalents that are granted under the Company Deferred Compensation Plan in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the exercise of Company Stock Options or Company Warrants or the settlement of Company RSUs, in each case, that were outstanding on the date hereof or subsequently granted following such date if such grant would not be prohibited if made after the date hereof under the terms of this Agreement, there are no outstanding, (i) shares of capital stock or other voting securities of or other ownership interests in the Company or any RemainCo Subsidiary, (ii) securities of the Company or any RemainCo Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in the Company or any RemainCo Subsidiary, (iii) subscriptions, options, warrants or other rights or agreements, commitments or understandings to purchase, acquire or otherwise receive from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue or sell, any shares of capital stock or other voting securities of or other ownership interests in the Company or any RemainCo Subsidiary, or securities convertible into or exchangeable or exercisable for such subscriptions, options, warrants or other rights or agreements, commitments or understandings or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company or any RemainCo Subsidiary (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any shareholder agreement, voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, free of preemptive rights and have been issued in compliance with all applicable securities Laws. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(d) Neither the Company nor any of its Subsidiaries has established a record date after the date hereof for any dividend or other distribution, declared or set aside for payment any dividend or distribution payable after the date hereof, or, since March 1, 2020, paid any dividend on, or made any other distribution in respect of, in each of the foregoing cases, any Company Securities.

(e) None of the Company Securities are owned by any Subsidiary of the Company.

(f) Neither the Company nor any of its Subsidiaries is a party to (i) any Contract limiting the ability of the Company or any of its Subsidiaries to make any payments, directly or indirectly, by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or (ii) any other Contract that restricts the ability of the Company or any of its Subsidiaries to make any payment, directly or indirectly, to its shareholders, except in the case of clause (i) or (ii) as required in accordance with applicable Law.

(g) The Company has provided to Parent a correct and complete list, as of the date hereof, of all outstanding Company Stock Options, Company RSUs, Company Stock Equivalents, and Company Warrants, including the holder, the date of grant, and where applicable, the number of shares of Company Stock currently outstanding under such award, exercise price, term and vesting schedule (to the extent the award is not fully vested). All Company Stock Options, Company RSUs, Company Stock Equivalents, and Company Warrants are evidenced by written agreements, in each case, substantially in the forms that have been made available to Parent.

(h) Each Company Stock Option, Company RSU, Company Stock Equivalent, and Company Warrant was granted in all material respects in accordance with the terms of the applicable Company Equity Plan issued thereunder, if applicable. No shares of Company Stock are owned by any Subsidiary of the Company.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity, is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary or Minority Investment Entity, as applicable, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary and, to the Knowledge of the Company, each such Minority Investment Entity is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Subsidiary of RemainCo which would be a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC) of RemainCo as of the Closing, in each case, as in effect on the date of this Agreement.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity are owned by the Company (and with respect to each Minority Investment Entity, to the extent of the Company’s interest therein), directly or indirectly, free and clear of any Lien (and free of any other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business or the exercise by the Surviving Corporation of ownership rights with respect to a Minority Investment Entity). Section 3.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (x) its name and (y) its jurisdiction of organization. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, each Subsidiary is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) subscriptions, calls, options, warrants or other rights or agreements, commitments or understandings to purchase, acquire or otherwise receive from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue or sell, any shares of capital stock or other voting securities of or other ownership interests in the Company’s Subsidiaries, or any securities convertible into or exchangeable or exercisable for such subscriptions, options, warrants or other rights or agreements, commitments or understandings or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no material outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.7 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, certifications, registration statements, proxy statements, prospectuses and other documents required to be filed or furnished, as the case may be, by the Company since July 1, 2019 (collectively, (whether required or filed on a voluntary basis, in each case, including any supplements or amendments thereto and all exhibits and schedules thereto and other information incorporated therein by reference the “Company SEC Documents”). As of its filing or furnishing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof and prior to the Closing will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents through the date hereof contained, and no Company SEC Document filed subsequent to the date hereof and prior to the Closing will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) in compliance in all material respects with Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since July 1, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting and (iii) any material claim or allegation regarding any of the foregoing (any such disclosures, the “Company Internal Controls Disclosures”). The Company has made available to Parent copies of any Company Internal Controls Disclosures. Since July 1, 2019, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, the Company’s independent auditor (i) has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries, or their respective internal accounting controls, or (ii) has identified or been made aware of: (1) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which would adversely affect the Company’s ability to record, process, summarize and report financial data or (2) any fraud that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 3.8 Financial Statements.

(a) The financial statements included in the RemainCo Required Financial Information (i) have been prepared in accordance with GAAP (except, in the case of the unaudited statements included therein, for normal year-end adjustments and for the absence of notes) and the Company’s accounting policies consistent with past practice, (ii) fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended and (iii) contain no untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

(b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. From June 30, 2020 to the date of this Agreement, there has not been any material change in the accounting methods used by the Company.

(c) None of the Company or its Subsidiaries is a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) not otherwise disclosed in its consolidated financial statements included in the Company SEC Documents where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s consolidated financial statements. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. None of the Company or any Subsidiary has received any written notice with respect to, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of, ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.9 Information Supplied. The information provided by the Company, its Subsidiaries or any third party (excluding any such information provided by or at the direction of Parent) contained in or to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. This representation shall not apply to any information provided by or at the direction of Parent.

Section 3.10 Absence of Certain Changes.

(a) From June 30, 2020 through the date of this Agreement, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From June 30, 2020 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement and the Spin-Off Agreements or actions that may have been reasonably taken in connection with or in response to COVID-19, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices in all material respects and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under Section 5.1.

Section 3.11 No Undisclosed Material Liabilities. Except as set forth on Section 3.11 of the Company Disclosure Letter, there are no liabilities or obligations of the Company or any of its Subsidiaries (whether absolute, contingent, or otherwise) that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto or the RemainCo Required Financial Information, (b) liabilities or obligations incurred in the ordinary course of business since June 30, 2020, and (c) liabilities or obligations to be arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and the Spin-Off Agreements.

Section 3.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.12(a) of the Company Disclosure Letter, the Company and its Subsidiaries (i) are, and have been since January 1, 2018, in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries (including COVID-19 Measures), and (ii) to the Knowledge of the Company, have not received any written notice with respect to any, and are not under, any pending or threatened investigation by any Governmental Authority with respect to any violation of any applicable Law or Order, except those affecting the industry generally.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and as set forth on Section 3.12(b) of the Company Disclosure Letter, (i) the Company and its Subsidiaries have all material Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such material Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are, and have been since January 1, 2018, in compliance with the terms of all material Governmental Authorizations necessary for the ownership and operation of its businesses and (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such material Governmental Authorization, and to the Knowledge of the Company as of the date hereof, there is no reasonable basis for any such allegation.

(c) The Company or one of its Subsidiaries is the holder of each of the FCC Licenses. The FCC Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of a Company Full-Power Station or television broadcast stations WSHM-LD, Springfield, Massachusetts (television broadcast station WSHM-LD and Company Full-Power Station WGGB-TV are collectively, the “Springfield Stations”) set forth on Section 3.12(d) of the Company Disclosure Letter, the Company and its Subsidiaries (i) operate, and since January 1, 2018 have operated, each Company Station in compliance with the Communications Act and the FCC Rules and the applicable FCC Licenses, (ii) have timely filed all registrations and reports required to have been filed with the FCC relating to FCC Licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Company Station (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction permits issued to modify the FCC Licenses to the extent required to be completed as of the date hereof, and (v) have maintained public files for the Company Stations as required in all material respects by FCC Rules.

(e) Except as set forth on Section 3.12(e) of the Company Disclosure Letter, (i) to the Knowledge of the Company, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened by or before the FCC relating to the Company Stations, other than proceedings affecting broadcast stations generally, and (ii) neither the Company nor any of its Subsidiaries, nor any of the Company Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Company Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.

(f) There is not (i) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Company Stations, the Company or any of its Subsidiaries with respect to the Company Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such FCC Licenses.

(g) Section 3.12(g) of the Company Disclosure Letter is a true and complete list in all material respects of all FCC Licenses as of the date hereof, which are all of the licenses, permits and authorizations required by the FCC for the present operation of the Company Stations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of a Company Full-Power Station or the Springfield Stations. The FCC Licenses have been issued for the terms expiring as indicated on Section 3.12(g) of the Company Disclosure Letter, and the FCC Licenses are not subject to any material condition except for those conditions appearing on the face of the FCC Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.12(g) of the Company Disclosure Letter. Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the Company’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Company or for any of the Company Stations.

(h) Since January 1, 2018 the Company and its Subsidiaries have not received from any Governmental Authority any request to preserve information or any civil investigation demand relating to the Company or its Subsidiaries.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of a Company Full-Power Station or the Springfield Stations or as disclosed in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2018, (i) the Company has timely filed all forms, reports, registrations, statements, schedules, exemptions and other documents, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Laws (“Reports”) relating to the Company and its Subsidiaries; and (ii) as of their respective dates all such Reports complied with the applicable Laws enforced or promulgated by the Governmental Authority with which they were filed.

(j) To the Knowledge of the Company, there are no facts or circumstances pertaining to the Company or any Affiliate of the Company which, under the Communications Act or FCC Rules, would (x) reasonably be expected to result in the FCC’s refusal to grant the FCC Consent or (y) materially delay obtaining the FCC Consent or (z) cause the FCC to impose a material condition or conditions in connection with the FCC Consent.

(k) Each antenna structure owned by the Company or its Subsidiaries that is required to be registered with the FCC has been registered with the FCC. Section 3.12(k) of the Company Disclosure Letter contains a list of the antenna registration numbers for each tower owned by the Company or its Subsidiaries that requires registration under the rules of the FCC. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of a Company Full-Power Station or the Springfield Stations, the Company and its Subsidiaries, and the antenna structures owned by the Company or its Subsidiaries, are in compliance with all applicable rules and regulations of the Federal Aviation Administration. The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties relating to the Company Station Licenses, the Communications Act and FCC Rules.

Section 3.13 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries, (b) Proceeding pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries before any Governmental Authority or (c) Order against the Company or any of its Subsidiaries.

Section 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a list of all material real properties (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) a list of the leases, subleases or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Leases”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.14(b) of the Company Disclosure Letter, (i) the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens), (ii) there are no (A) unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire such Owned Real Property or any portion thereof or a direct or indirect interest therein or (B) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease such Owned Real Property, which, in each case, is in favor of any party other than RemainCo or any of the RemainCo Subsidiaries, (iii) policies of title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by RemainCo or any of the RemainCo Subsidiaries and (iv) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting such Owned Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in Section 3.14(c) of the Company Disclosure Letter, (i) the Company or a Subsidiary of the Company has, and as of the Closing shall have, valid leasehold title to each real property subject to a Real Property Lease, sufficient to allow each of RemainCo and the RemainCo Subsidiaries to conduct their business as currently conducted, (ii) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions, (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease and (iv) the Company or its applicable Subsidiary has performed its obligations under each of the Real Property Leases in all material respects.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Owned Real Property includes, and the Real Property Leases provide, sufficient access to the Company Stations’ facilities without need to obtain any other access rights. To the Knowledge of the Company, the Company Stations’ towers, guy wires and anchors, ground systems and other facilities and improvements do not encroach upon any adjacent premises, and no facilities from adjacent premises encroach upon the Company Stations’ properties.

(e) The Company has made available to Parent true and complete copies of all material deeds, Real Property Leases (including amendments), title insurance policies, title insurance commitments, surveys and environmental assessments in its possession or control that are applicable to the Owned Real Property or the Real Property Leases.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in Section 3.14(f) of the Company Disclosure Letter, each of the Company and its Subsidiaries (including the RemainCo Subsidiaries), in respect of all of its properties, assets and other rights that do not constitute real property or Intellectual Property (i) has good and marketable and valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens), (ii) owns, has valid leasehold interests in or valid contractual rights to use all of such properties, assets and other rights (in each case except for Permitted Liens), and (iii) has, and as of the Closing shall have, good and marketable and valid title to, or a valid leasehold interest in or other valid and enforceable rights to use, all such properties and assets necessary to operate the RemainCo Business as currently operated by the Company and the RemainCo Subsidiaries consistent with past practices from and after the Closing, free and clear of all Liens other than Permitted Liens.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each material item of tangible personal property owned, leased, or licensed by the Company and its Subsidiaries (and RemainCo and its RemainCo Subsidiaries) is adequate for its present and intended use and operation and is in good operating condition, ordinary wear and tear excepted.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date hereof, the Intellectual Property that is registered, issued or subject to an application for registration or issuance that are owned by the business of the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”) and the Registered Intellectual Property is subsisting and to the Knowledge of the Company, where registered, valid and enforceable. The Owned Intellectual Property is owned by the Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens. The Company and its Subsidiaries own or have the right to use the Intellectual Property necessary for or material to the conduct of their business.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Letter, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate, and neither the Company nor any of its Subsidiaries has infringed, violated or misappropriated since January 1, 2018, any Intellectual Property of any other Person, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (ii) there is no pending or, to the Knowledge of the Company, threatened Proceeding against the Company and its Subsidiaries alleging any such infringement, violation or misappropriation, and (iii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries in any manner that would have a material effect on such business.

(c) There are no actions, suits or proceedings by or before any court or any Governmental Authority that are pending or, to the Knowledge of the Company, threatened in writing regarding or disputing the ownership, registrability or enforceability, or use by RemainCo or any of the RemainCo Subsidiaries, of any Intellectual Property owned by the Company, other than with respect to pending patent and trademark applications before applicable Governmental Authorities.

(d) Except for actions or failure to take actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain the (i) Registered Intellectual Property (other than applications) and (ii) secrecy of the Trade Secrets that are Owned Intellectual Property.

(e) All IT Systems material to the business of the Company and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of the Company, none of the IT Systems contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(f) Except as set forth on Section 3.15(f) of the Company Disclosure Letter, since January 1, 2018, the Company and its Subsidiaries (i) have not had a unplanned outage, security or other failure, unauthorized access or use, intrusion, or breach of security, or material failure or other adverse integrity or security event affecting any of the IT Systems or (ii) have not had any Knowledge of any data security, information security, or other technological deficiency with respect to the IT Systems, in each case of clauses (i) and (ii), which caused or causes or presented, or would reasonably be expected to cause or present (1) a risk of disruption to or interruption in or the use of the IT Systems, (2) unauthorized access to or disclosure of Personal Information, or (3) a Company Material Adverse Effect.

Section 3.16 Taxes.

(a) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are true, complete and correct in all respects, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) the Company and each of its Subsidiaries have adequate accruals and reserves, in accordance with

GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (v) no Taxes with respect to the Company or any of its Subsidiaries are under audit or examination by any Taxing Authority, (vi) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open (vii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens and (viii) no claim has been made in writing by a tax authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction that has not been resolved.

(b) During the two (2) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for the Tax Matters Agreement and any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(d) Neither the Company nor any of its Subsidiaries (i) is or has been during the past three (3) years a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii)(A) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by Contract or (B) has waived any statute of limitations with respect to U.S. federal income or U.S. state income Taxes or agreed to any extension of time with respect to a U.S. federal income or U.S. state income Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five (5) years.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Employee Plan that the Company or any of its Subsidiaries sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former director, officer, employee or individual consultant (or any dependent or beneficiary thereof) of the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent material liability or obligation, but excluding Multiemployer Plans (the

“Company Plan”). For purposes of this Agreement, “Employee Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, including, but not limited to, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, welfare, employee discount or free product, vacation, sick pay or paid time off agreements, arrangements, programs, plans or policies, and each other material benefit or compensation plan, program, policy, Contract, agreement or arrangement, whether written or unwritten, but excluding any individual employment offer letter or agreement providing for the payment of regular wages and salary or individualized severance eligibility to any Employee (the “Employment Agreements”). The Company has made available to Parent copies of such Employment Agreements.

(b) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been maintained, funded, administered and operated in accordance with its terms and in compliance with the requirements of applicable Law and (ii) neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur or to be subject to any material Tax or other penalty under Section 4980B, 4980D or 4980H of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.17(c) of the Company Disclosure Letter, (i) other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan, (ii) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and (iii) to the Knowledge of the Company, no breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as disclosed on Section 3.17(d) of the Company Disclosure Letter (i) each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). Section 3.17(e) of the Company Disclosure Letter lists each Company Plan that is a plan subject to Title IV of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.17(e) of the Company Disclosure Letter, (i) no Company Plan is in “at risk status” as defined in Section 430(i) of the Code, (ii) no Company Plan has any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived and (iii) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Letter, no Company Plan provides post-employment or post-termination health or welfare benefits for any current or former employees or other service providers (or any dependent thereof) of the Company or any of its Subsidiaries, other than as required under Section 4980B of the Code or other applicable Law for which the covered Person pays the full cost of coverage.

(g) Except as set forth in Section 3.17(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation (including severance) due to any current or former director, officer, individual consultant or employee of the Company or any of its Subsidiaries, (ii) result in any forgiveness of indebtedness with respect to any current or former employee, director or officer, or individual consultant of the Company or any of its Subsidiaries, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s or any of its Subsidiaries’ rights to administer, amend or terminate any Company Plan or (iii) result in the acceleration or receipt of any payment or benefit (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Letter, each Company Plan or other plan, program, policy or arrangement that constitutes a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i), to the extent then in effect, (i) was operated in material compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in material compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009 and (iii) has been in material documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.

Section 3.18 Employees; Labor Matters.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement or other material Contract with any labor union or labor organization (each, a “Collective Bargaining Agreement”), which each such Collective Bargaining Agreement is set forth on Section 3.18(a) of the Company Disclosure Letter, (ii) since January 1, 2019, no labor union, labor organization, or group of RemainCo Employees has made a demand for recognition or certification, and there are, and since January 1, 2019 have been, no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any RemainCo Employee and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no ongoing or threatened union organization or decertification activities relating to RemainCo Employees and no such activities have occurred since January 1, 2019. Since January 1, 2019, there has not occurred or, to the Knowledge of the Company, been threatened any strike or any slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity, union organizing campaign, or labor dispute against or involving the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as disclosed on Section 3.18(a) of the Company Disclosure Letter. There is, and since January 1, 2019 there has been, no unfair labor practice complaint or grievance or other administrative or judicial complaint, charge, action or investigation pending or, to the Knowledge of the Company, threatened in writing against RemainCo or any of the RemainCo Subsidiaries by or before the National Labor Relations Board or any other Governmental Authority with respect to any present or former RemainCo Employee or independent contractor that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as disclosed on Section 3.18(b) of the Company Disclosure Letter with regard to the RemainCo Employees, since January 1, 2019, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, immigration, and the collection and payment of withholding and/or social security Taxes.

(c) The Company has made available to Parent a correct and complete list identifying all RemainCo Employees, including their (i) employee identification numbers; (ii) job titles; (iii) dates of hire; (iv) current rates of compensation (including base salary or wage rate); (v) 2021 bonus targets (percentages and amounts); (vi) work locations; (vii) leave of absence status; (viii) adjusted hire date; (ix) whether covered by a Collective Bargaining Agreement and (x) whether full-time or part-time.

(d) Since January 1, 2018, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that did not comply in all material respects with all applicable notice and payment obligations under the Worker Adjustment and Retraining and Notification Act of 1988, 29 U.S.C § 2 101, et. seq., as amended, or any similar foreign, state or local law.

(e) The Company has made available to Parent a correct and complete list identifying each person or entity who has performed services as an independent contractor of the Company or any of its Subsidiaries between July 1, 2020 and the date of this Agreement, including (i) the name of such independent contractor (ii) each of the invoices submitted by such independent contractor between July 1, 2020 and the date of this Agreement and the amount of such invoice; and (iii) a description of such independent contractor’s services for the Company.

(f) Since January 1, 2018, the Company has been in material compliance with Laws regarding classification of independent contractors who primarily provide, or provided, services to the RemainCo Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former independent contractor who primarily provides, or provided, services to the RemainCo Business, could reasonably be deemed to be a misclassified employee.

(g) The Company and the Subsidiaries are and have at all relevant times been in compliance in all material respects, with respect to RemainCo Employees, with the paid and unpaid leave requirements of the Families First Coronavirus Response Act (“FFCRA”) and any similar state or local leave requirements; and to the extent that RemainCo Employees have been granted paid sick leave or paid family leave under the FFCRA or any similar state or local leave requirements, the Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits. The Company and the Subsidiaries have complied with all COVID-19 Measures in all material respects, and have made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Authority in all material respects, in each case concerning workplace practices relating to COVID-19.

Section 3.19 Environmental Matters.

(a) Except as disclosed in Section 3.19(a) of the Company Disclosure Letter or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, since January 1, 2018, have been, in material compliance with all applicable Environmental Laws and Environmental Permits, (ii) since January 1, 2018 (or any time with respect to unresolved matters), no notice of violation or other notice has been received by the Company or any of its Subsidiaries alleging any violation of, or liability arising out of, any Environmental Law, the substance of which has not been resolved, (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law and (iv) neither the Company nor any of its Subsidiaries or to the Knowledge of the Company any other party, has generated, stored, released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances in violation of Environmental Law, or owned or operated any real property contaminated by any Hazardous Substances in violation of Environmental Law. To the Knowledge of the Company, neither the Company or any of its Subsidiaries or any of the Company Stations are the subject of any investigation by any Governmental Authority with respect to a violation of any Environmental Laws.

(b) To the Knowledge of the Company, there are no environmental investigations, including any study, test or analysis, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Substances at any location at which the Company or any of its Subsidiaries has conducted business.

(c) There are no underground storage tanks at any Owned Real Property or real property leased by the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, the Company has made available to Parent copies of all Phase I and II environmental site assessments in the Company’s possession or control, and any and all environmental reports, studies, investigations, audits, records, sampling date, site assessments, correspondence with Governmental Authorities, and other similar documents with respect to the Company or its Subsidiaries.

Section 3.20 Material Contracts.

(a) Except for as set forth in this Agreement, the Employee Plans, and the Spin-Off Agreements, Section 3.20 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each of the following types of Contracts to which the Company or any of its RemainCo Subsidiaries is a party, or by which any of their respective properties or assets is bound (for avoidance of doubt, each of clauses (i) through (xxvi) below being subject to the first sentence of the preamble to this Article III and shall only apply to the extent any such Contract or arrangement referred to in clauses (i) through (xxvi) would be binding on RemainCo or its RemainCo Subsidiaries at the Effective Time, provided that the Company shall disclose on Section 3.20 of the Company Disclosure Letter all such Contracts, regardless of whether they have been attached to a Company SEC Document or incorporated by reference into such Company SEC Document:

(i) any Contract which is for (A) the purchase, sale, license or lease of assets used or to be used or held for use primarily in the RemainCo Business outside of the ordinary course of business or (B) services used by the RemainCo Business, including any sales agency, advertising representative or advertising or public relations contract which is not terminable by the Company without penalty on thirty (30) days’ notice or less, pursuant to which, in the case of clauses (A) and (B) it would reasonably be expected that the RemainCo Business would make annual payments of $100,000 or more during any twelve (12) month period or the remaining term of such contract; provided that Parent acknowledges and agrees that the Company Material Contracts that are described in this subsection and that have been previously provided to Parent are not required to be scheduled in Section 3.20 of the Company Disclosure Letter;

(ii) any contract or agreement for capital expenditures with respect to the RemainCo Business for an amount in excess of $100,000 during any twelve (12) month period or the remaining term of such contract;

(iii) any contract or agreement with (A) any Affiliate the Company or any of its Subsidiaries or (B) any Minority Investment Entity that involves annual payments to or from such Affiliate or Minority Investment Entity in excess of $100,000 that is related to the RemainCo Business;

(iv) any contract or agreement with a Governmental Authority that is primarily related to the RemainCo Business;

(v) any material Real Property Lease;

(vi) each Contract that, (A) limits or restricts the Company or any of its Subsidiaries from competing in any line of business or with any Person in any geographic region, (B) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries, (C) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (D) provides for rights of first refusal or first offer or any similar preference right to purchase or similar requirement or right in favor of any third party in respect of a Minority Investment Entity, and, in the case of each of clauses (A) through (D), that is material to RemainCo and the RemainCo Subsidiaries, taken as a whole;

(vii) each Contract that is a joint venture, partnership, limited liability company or similar agreement with a third party;

(viii) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and the wholly owned RemainCo Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $10 million individually;

(ix) each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between RemainCo and the RemainCo Subsidiaries) with a fair value in excess of $5 million;

(x) each Contract that is an acquisition agreement or a divestiture agreement or agreement for the sale, lease or license of any business or properties or assets of or by the Company or any of its Subsidiaries (by merger, purchase or sale of assets or stock) (other than license agreements entered into in the ordinary course of business) pursuant to which (A) the Company or any of its Subsidiaries has any outstanding obligation to pay after the date of this Agreement consideration in excess of $5 million or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $5 million, excluding, in each case, (x) any Contract relating to Program Rights and (y) acquisitions or dispositions of supplies, inventory or products in connection with the conduct of the Company’s and its Subsidiaries’ business or of supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(xi) each Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5 million in the aggregate;

(xii) any Contract relating to Program Rights under which it would reasonably be expected that the Company and its Subsidiaries would make annual payments in excess of $5 million per year (excluding, for the avoidance of doubt, the Affiliation Agreements);

(xiii) any network affiliation Contract (or similar Contract) with ABC, CBS, Fox, NBC or MyNetworkTV (collectively, the “Affiliation Agreements”);

(xiv) any Contract relating to cable or satellite transmission or retransmission with MVPDs that reported more than 50,000 paid subscribers to the Company or any of its Subsidiaries for January 2021 with respect to at least one Company Station (and 30,000 paid subscribers with respect to each of television broadcast stations WALA-TV, Mobile, Alabama, WNEM-TV, Flint-Saginaw, Michigan, and the Springfield Stations (collectively, the “Specified Stations”)) to the Company or any of its Subsidiaries for January 2021 and each of the three largest Contracts relating to cable or satellite transmission or retransmission with MVPDs with respect to each Company Station;

(xv) any Contract that is a local marketing, joint sales, time brokerage agreement, management services agreement, shared services or similar Contract and any related option agreement (other than those among the Company and its Subsidiaries or relating to the sharing of equipment, content or services entered into in the ordinary course of business);

(xvi) any Contract that is a channel sharing agreement with a third party or parties with respect to the sharing of spectrum for the operation of two (2) or more separately owned television stations entered into in connection with the broadcast incentive auction conducted by the FCC pursuant to Section 6403 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 112-96, § 6403, 126 Stat. 156, 225-230 (2012));

(xvii) any Contract governing a Company Related Party Transaction;

(xviii) any material Contract with a Governmental Authority (other than as disclosed on Section 3.12 of the Company Disclosure Letter);

(xix) any collective bargaining agreement or other Contract with any labor organization;

(xx) any Contract not terminable at will by the Company or its Subsidiaries for the employment of any executive officer or individual employee at the vice president level or above on a full-time, part-time or consulting basis not otherwise set forth on Sections 3.20(a)(xxiv) or 3.20(a)(xxv) of the Company Disclosure Letter;

(xxi) any personal services contract between the Company or its Subsidiary and a RemainCo Employee (a) which is not terminable at will and which has a notice period materially deviating from the Company’s template personal services contract which has been provided by the Company to Parent; and/or (b) that provides for the payment of severance upon termination of employment (with any RemainCo Employee who is an executive officer or at the vice president level or above separately identified);

(xxii) any Contract between the Company or its Subsidiary and a RemainCo Employee, other than a personal services contact, (a) which is not terminable at will and/or (b) that provides for the payment of severance upon termination of employment (with any RemainCo Employee who is an executive officer or at the vice president level or above separately identified);

(xxiii) any contract or agreement involving the settlement of any action, suit or proceeding related to the RemainCo Business, which will involve payments after the date of this Agreement in excess of $15,000 or impose monitoring or reporting obligations to any Person outside of the ordinary course of business;

(xxiv) any Contract (other than those for Program Rights) pursuant to which the Company or any of its Subsidiaries has sold or traded commercial air time in consideration for property or services with a value in excess of $500,000 in lieu of or in addition to cash;

(xxv) each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(xxvi) any Contract not otherwise disclosed in Section 3.20 of the Company Disclosure Letter that is related to the RemainCo Business and is not terminable by the Company without penalty on thirty (30) days’ notice or less and which is reasonably expected to involve the payment by the Company after the date hereof of more than $200,000 during any twelve (12) month period or the remaining term of such contract.

Each Contract of the type described in clauses (i) through (xxiv) to which the Company or a RemainCo Subsidiary is a party or otherwise binds the Company or a RemainCo Subsidiary or any of their respective assets, together with the Spin-Off Agreements, are referred to herein as a “Company Material Contract”.

(b) Except for any Company Material Contract that has terminated or expired in accordance with its terms and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract (in each case, with or without notice or lapse of time, or both), and the Company or its applicable Subsidiary has performed its obligations under each of the Company Material Contracts in all material respects. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement. To the Knowledge of the Company, other than in the ordinary course of business consistent with past practice, the Company has not received notice of any renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Subsidiary (or RemainCo or any RemainCo Subsidiary) under any Company Material Contract with any Person, and no such Person has made written demand for such renegotiation. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has, in the past three years, obtained or granted any material written waiver of or under any provision of any Company Material Contract.

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the Company and the RemainCo Subsidiaries are in full force and effect. All premiums due thereunder have been paid and the Company and its RemainCo Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies. Neither the Company nor any of its RemainCo Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not reasonably be expected to be material to any individual Company Station.

Section 3.22 MVPD Matters. Section 3.22 of the Company Disclosure Letter contains, as of the date hereof, in all material respects, a correct and complete list of all Company Station retransmission consent agreements with MVPDs that reported more than 50,000 paid subscribers (or 30,000 paid subscribers with respect to the Specified Stations) to the Company or any of its Subsidiaries for January 2021 with respect to at least one Company Station and each of the three largest Company Station retransmission consent agreements with MVPDs with respect to each Company Station. The Company or its Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 50,000 paid U.S. pay television subscribers (or 30,000 U.S. pay television subscribers with respect to the Specified Stations) in any of the Company Stations’ Markets. Except for matters that have been resolved or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018 and until the date hereof, (a) no such MVPD has provided written notice to the Company or any Subsidiary of the Company of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Company, sought any form of relief from carriage of a Company Station from the FCC, (b) neither the Company nor any of its Subsidiaries has received any written notice from any such MVPD of such MVPD’s intention to delete a Company Station from carriage, (c) neither the Company nor any of its Subsidiaries has made a material change in the channel position of a Company Station’s primary channel and (d) neither the Company nor any of its Subsidiaries has received written notice of a petition seeking FCC modification of any Market in which a Company Station is located.

Section 3.23 SpinCo Financing.

(a) On or prior to the date of this Agreement the Company has delivered to Parent a true, complete and correct copy of a fully executed unredacted debt commitment letter, together with any related fee letters (with only the fee amount, economic flex and certain other economic terms, syndication levels redacted in a customary manner (none of which could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the debt commitment letter or reduce the aggregate principal amount of the SpinCo Debt Financing)) dated as of the date of this Agreement, by and among the SpinCo Lenders named therein and Company providing for debt financing as described therein (such commitment letter and fee letters, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 7.12(a) is referred to herein as the “SpinCo Financing Commitment Letter”), pursuant to which, among other things, the SpinCo Lenders have agreed, subject to the terms and conditions of the SpinCo Financing Commitment Letter, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the SpinCo Financing Commitment Letter is referred to herein as the “SpinCo Debt Financing”. As of the date of this Agreement, the SpinCo Financing Commitment Letter is in full force and effect and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the SpinCo Debt Financing contemplated by the SpinCo Financing Commitment Letter, other than the conditions precedent set forth in the SpinCo Financing Commitment Letter (such conditions precedent, the “SpinCo Financing Conditions”).

(b) As of the date of this Agreement, the SpinCo Financing Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by the Company or, to the Knowledge of the Company, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by the Company or, to the Knowledge of the Company, any other party thereto, other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the SpinCo Financing Commitment Letter as of the date of this Agreement to the extent permitted by Section 7.12 and mandatory reductions expressly contemplated thereby. As of the date of this Agreement, assuming the conditions set forth in Section 8.1 and Section 8.3 will be satisfied, the Company has no reason to believe that (i) any of the SpinCo Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the SpinCo Financing contemplated by the SpinCo Financing Commitment Letter will not be available to the Company on the Closing Date.

(c) As of the date of this Agreement, the Company is not in default or breach under the terms and conditions of the SpinCo Financing Commitment Letter. As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements (other than customary fee credit letters and engagement letters) affecting the availability of the full amount of the SpinCo Financing to which the Company or any of its Affiliates is a party, other than those set forth in the SpinCo Financing Commitment Letter and the fee letters related to the SpinCo Financing Commitment Letter delivered to Parent pursuant to Section 3.23(a). The Company or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the SpinCo Financing Commitment Letter to be paid on or prior to the date of this Agreement.

(d) As of the date hereof, subject to the terms and conditions of the SpinCo Financing Commitment Letter, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the SpinCo Financing Commitment Letter will be sufficient for the Company to make the SpinCo Cash Payment (as such term is defined in the Separation and Distribution Agreement) upon the terms contemplated by this Agreement and the Separation and Distribution Agreement on the Closing Date. As of the date of this Agreement, Company has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date.

Section 3.24 Finders’ Fee, etc. Except for Moelis & Company LLC (“Moelis”), there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Spin-Off Agreements, and the agreements with respect to such engagements have previously been made available to Parent.

Section 3.25 Opinions of Financial Advisors. The Company Board has received the opinion of Moelis to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Stock in the Merger is fair, from a financial point of view to such holders (other than certain excluded holders). The Company will, following the execution of this Agreement, make available to Parent, solely for informational purposes, a signed copy of each such opinion.

Section 3.26 Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.7, the Company Board has taken all action required to be taken by the Company Board to exempt this Agreement and the transactions contemplated hereby from any applicable “business combination” or any other takeover or anti-takeover statute under the IBCA.

Section 3.27 Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among RemainCo and its wholly owned RemainCo Subsidiaries and that relate to the RemainCo Business, or that relate solely to director or officer compensation and/or benefits, no officer or director of the Company or any of its Subsidiaries, or any Affiliate of the Company (a) is a party to any Contract, transaction or other arrangement with the Company or any of its Subsidiaries or has any interest in any property or asset of the Company or any of its Subsidiaries or (b) to the Knowledge of the Company, beneficially owns a controlling interest in an entity engaged in a transaction of the type described in clause (a) above (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Company Related Party Transaction”).

Section 3.28 Certain Business Practices. Since January 1, 2018, none of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.29 Solvency. RemainCo and the RemainCo Subsidiaries will be Solvent as of immediately after giving effect to the Separation, the Distribution and the SpinCo Cash Payment. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 3.30 Data Privacy and Security. Except as set forth on Section 3.30 of the Company Disclosure Letter:

(a) RemainCo’s and its RemainCo Subsidiaries’ past and present collection, use analysis, disclosure, retention, storage, security, and dissemination of Personal Information complies with all applicable contractual commitments and privacy policies of RemainCo and its RemainCo Subsidiaries with respect to Personal Information.

(b) and with all applicable Privacy and Security Laws in all material respects, except, in each case, as would not reasonably be expected have a Company Material Adverse Effect;

(c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries (or RemainCo or its RemainCo Subsidiaries) is under investigation by any Governmental Authority for a violation of Privacy and Security Laws;

(d) none of the Company or any of its Subsidiaries has suffered a material Data Breach relating to the RemainCo Business;

(e) to the Knowledge of the Company, no third party that processed Personal Information on RemainCo’s or its RemainCo Subsidiaries’ behalf has suffered a Data Breach involving RemainCo’s or its RemainCo Subsidiaries’ Personal Information;

(f) none of RemainCo or its RemainCo Subsidiaries has notified, or been required to notify, any Person or Governmental Authority of any Data Breach, except, in each case, as would not reasonably be expected have a Company Material Adverse Effect; and

(g) none of RemainCo or its RemainCo Subsidiaries is subject to any pending claim, action, suit or proceeding with respect to any Data Breach.

Section 3.31 No Additional Representations; Limitation on Warranties. Except for the representations and warranties expressly made by the Company in this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in the Data Room or management presentations, or the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in this Agreement or the Spin-Off Agreements, and to the extent any such information is expressly included in a representation or warranty contained in this Article III, neither the Company, the SpinCo Entities nor any other person will have or be subject to any liability or obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.5, except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and is and as of the Closing will be characterized as a corporation under the Code. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa is and as of the Closing will be characterized as a corporation under the Code. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has delivered or made available to the Company true, correct and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date of this Agreement.

Section 4.2 Corporate Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, the Support Agreements and the Spin-Off Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance of their obligations hereunder and under the Support Agreements and the Spin-Off Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement, the Support Agreements and the Spin-Off Agreements, the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement, the Support Agreements and the Spin-Off Agreements, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) As of the date of this Agreement, each of the Parent Board and the board of directors of Merger Sub has approved and declared advisable this Agreement, the Support Agreements and the Spin-Off Agreements and the transactions contemplated hereby and thereby. Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement, the Support Agreements and the Spin-Off Agreements and the transactions contemplated hereby and thereby. The Parent Board, at a meeting duly called and held (or by written consent), has duly and unanimously adopted resolutions that have not been rescinded, withdrawn, or amended that (i) determined that the terms of this Agreement, the Support Agreements and the Spin-Off Agreements and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement, the Support Agreements and the Spin-Off Agreements and perform its obligations hereunder and thereunder and (iii) approved the execution and delivery by Parent of this Agreement, the Support Agreements and the Spin-Off Agreements, the performance by Parent of its covenants and agreements contained herein and therein and the consummation of the transactions contemplated by this Agreement, the Support Agreements and the Spin-Off Agreements, including the Merger, upon the terms and subject to the conditions contained herein and therein.

Section 4.3 Governmental Authorization. The execution and delivery of this Agreement by Parent and Merger Sub and the performance of their obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Articles of Merger with the Secretary of State of the State of Iowa, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub and the performance of their obligations hereunder do not and will not, assuming the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent or Merger Sub, (b)

conflict with or breach any provision of any Law or Order applicable to Parent or Merger Sub, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any material Contract to which Parent or any of its Subsidiaries is party or which is binding upon Parent or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation, Merger Sub has not carried, and prior to the Effective Time will not carry, on any business or conduct any operations other than in connection with the execution of this Agreement and the Spin-Off Agreements and the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 4.6 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding or investigation pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries, (b) Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries before any Governmental Authority or (c) Order against Parent or any of its Subsidiaries or any of their respective properties.

Section 4.7 Share Ownership. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or has ever owned any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 4.8 Solvency. Parent and Merger Sub are not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 8.1 and Section 8.2 have been satisfied or waived, (b) the accuracy of the representations and warranties of the Company set forth in Article III and (c) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.9 Parent Financing.

(a) On or prior to the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the fully executed unredacted debt commitment letter, together with any related fee letters (with only the fee amount, economic flex and certain other economic terms, other sensitive numbers, and syndication levels redacted in a customary manner (none of which redacted items could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the debt commitment letter or reduce the aggregate principal amount of the Parent Financing to be provided on the Closing Date to an aggregate amount that is less than the amount necessary, when combined with Parent’s other sources of available funds, to pay the Merger Amounts on the Closing Date)), dated as of the date of this Agreement, by and among the Parent Financing Sources named therein and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with

Section 7.11, the “Parent Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Parent Financing Sources named therein has agreed, severally but not jointly, to lend the amounts set forth therein. As of the date of this Agreement, the Parent Commitment Letter is in full force and effect and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the amount of the Parent Financing necessary to pay the Merger Amounts on the Closing Date contemplated by the Parent Commitment Letter, other than the conditions precedent set forth in the Parent Commitment Letter and the unredacted portions of the related fee letters, including any applicable flex provisions thereof (such conditions precedent, the “Parent Financing Conditions”).

(b) As of the date of this Agreement, the Parent Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the Knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the Knowledge of Parent, any other party thereto, other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Parent Commitment Letter as of the date of this Agreement to the extent permitted by Section 7.11 and mandatory reductions expressly contemplated thereby. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties in this Agreement, the performance by the Company of its obligations hereunder, the completion of the Marketing Period and that the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Parent has no reason to believe that (i) any of the Parent Financing Conditions that are in the Parent’s control will not be satisfied on or prior to the Closing Date or (ii) the Parent Financing contemplated by the Parent Commitment Letter will not be available to Parent on the Closing Date.

(c) As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Parent Commitment Letter. As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements (other than customary fee credit letters and engagement letters) to which Parent or any of its Affiliates is a party that reduce the aggregate principal amount of the Parent Financing to be provided on the Closing Date to an aggregate amount that is less than the amount necessary, when combined with Parent’s other sources of available funds, to pay the Merger Amounts on the Closing Date, other than those set forth in the Parent Commitment Letter and the fee letters related to the Parent Commitment Letter delivered to the Company pursuant to Section 4.9(a). Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Parent Commitment Letter to be paid on or prior to the date of this Agreement.

(d) Assuming (i) that the parties to the Parent Commitment Letter (other than Parent or Merger Sub) perform their obligations in accordance with the terms of the Parent Commitment Letter and (ii) the accuracy of the Company’s representations and warranties in this Agreement, the performance by the Company of its obligations hereunder, the completion of the Marketing Period and that the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Parent will have at and as of the Closing Date sufficient available funds (when combined with the SpinCo Cash Payment and Parent’s other sources of available funds) to satisfy all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Parent Commitment Letter and the transactions contemplated hereby and thereby, including, in each case to the extent required by this Agreement and the Parent Commitment Letter to be paid on the Closing Date as a condition precedent to the Closing or the closing and funding of the Parent Financing, the payment of the Merger Consideration, any payments in respect of equity compensation obligations to be made in connection with the Merger, any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Parent Commitment Letter and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger and the transactions contemplated thereby (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date. In no event shall the receipt or availability of any funds or financing (including the Parent Financing contemplated by the Parent Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.10 Information Supplied. The information provided by Parent, its Subsidiaries or any third party acting on behalf of Parent or any of its Subsidiaries contained in or to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.9(a), no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of Parent for use therein. In addition, Parent agrees to use reasonable best efforts to supplement the written information concerning Parent and its Subsidiaries provided pursuant to this Section 4.10 to the extent that any such information, to the Knowledge of Parent, contains any material misstatements of fact or omits to state any material fact necessary to make such information concerning the Company and its Subsidiaries, taken as a whole, not misleading in any material respect as promptly as reasonably practicable after gaining Knowledge thereof, and Parent shall have no liability to the Company or its Subsidiaries, or any other Person, pursuant to this Agreement to the extent that Parent provides such supplemental written information to the Company at least three (3) Business Days prior to the date the Proxy Statement is first mailed to shareholders of the Company.

Section 4.11 FCC Qualifications. Except as set forth in the Parent Disclosure Letter, and subject to the Station Divestiture, (i) Parent is legally, technically, financially and otherwise qualified under the Communications Act and FCC Rules as in effect on the date hereof to acquire control of, and to own and operate, the Company Stations, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications, and (ii) to the Knowledge of Parent, there are no facts or circumstances pertaining to Parent or any Affiliate of Parent which, under the Communications Act or FCC Rules, would (x) reasonably be expected to result in the FCC’s refusal to grant the FCC Consent or (y) materially delay obtaining the FCC Consent or (z) cause the FCC to impose a material condition or conditions in connection with the FCC Consent. Except as set forth in the Parent Disclosure Letter and other than as contemplated by the FCC Consent, no waiver of, or exemption from, any provision of the Communications Act or FCC Rules, including any declaratory ruling under 47 U.S.C. § 310(b)(4), is necessary to obtain the FCC Consent.

Section 4.12 No Additional Representations; Limitation on Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent or any Representative of Parent, including in any management presentations or the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in this Agreement or the Spin-Off Agreements, and to the extent any such information is expressly included in a representation or warranty contained in this Article III, neither Parent, Merger Sub, nor any other person will have or be subject to any liability or obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or Company’s use of, any such information, including any management presentations in expectation of the transactions contemplated by this Agreement. Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, except as expressly provided herein or in the other Transaction Documents, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, in writing or oral, made by the Company, the SpinCo Entities or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement or the other Transaction Documents.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or expressly contemplated by this Agreement or the Spin-Off Agreements or actions undertaken to effect the Separation and Distribution and other provisions of the Spin-Off Agreements, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its RemainCo Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practices, (ii) maintain the Company Station Licenses in full force and effect and the rights of it and its RemainCo Subsidiaries thereunder, operate the Company Stations in all material respects in accordance with the terms of the FCC Licenses and in compliance in all material respects with the Communications Act, FCC Rules and all other applicable Laws, and timely file and diligently prosecute any necessary applications for renewal of the FCC Licenses, (iii) preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties (including, without limitation, using commercially reasonable efforts to retain advertisers, customers and vendors), (iv) comply in all material respects with all Affiliation Agreements and use commercially reasonable efforts to maintain all Affiliation Agreements and retransmission consent agreements with MVPDs in full force and effect, (v) use commercially reasonable efforts to preserve its relationships with its employees in accordance with the ordinary course of business and consistent with past practice, and (vi) make capital expenditures substantially in accordance with fiscal year 2021 capital expenditure budget and the fiscal year 2022 capital expenditure budget (which will be established in the ordinary course of business in a manner consistent with the 2021 budget); provided that the Company and its RemainCo Subsidiaries shall be restricted pursuant to Section 5.1 with respect to the SpinCo Business, SpinCo Assets or SpinCo Liabilities solely to the extent that an action set forth above or below taken (in the case of negative covenants) or not taken (in the case of affirmative covenants) by the Company or its RemainCo Subsidiaries with respect to the SpinCo Business, SpinCo Assets or SpinCo Liabilities would reasonably be expected to adversely affect RemainCo or the RemainCo Business or Parent as the owner and operator thereof following the Effective Time, in each case in any material respect, or would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the Spin-Off Agreements. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise permitted or contemplated by this Agreement or the Support Agreements or the Spin-Off Agreements, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its RemainCo Subsidiaries to (and, for the avoidance of doubt, the following limitations on the Company and its Subsidiaries shall only be binding on RemainCo and its RemainCo Subsidiaries and shall not apply to SpinCo or its Subsidiaries that are SpinCo Entities):

(a) amend its or their articles of incorporation, bylaws or other similar organizational documents, except in order to facilitate the consummation of the Distribution and the other transaction contemplated by the Spin-Off Agreements, in accordance with the terms of the Spin-Off Agreements;

(b) (i) other than (x) dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company or (y) such actions as are undertaken to effect the Separation and Distribution and other provisions of the Spin-Off Agreements, set a record date after the Closing for, declare, set aside, or pay, any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) adjust, split, reverse split, recapitalize, subdivide, consolidate, combine or reclassify any of its capital stock or other Company Securities or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of the Company or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between the Company and a wholly owned RemainCo Subsidiary thereof, or between a wholly owned RemainCo Subsidiary of the Company and another wholly owned RemainCo Subsidiary of the Company, (B) redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Company Stock Options with Common Stock or to satisfy Tax withholding obligations in connection with the exercise of Company Stock Options or Company Warrants or the vesting or settlement of Company RSUs, any Company Share-Based Awards or any restricted shares of Common Stock, (C) acquisitions of shares of Common Stock as a result of the conversion of shares of Class B Stock into shares of Common Stock and (D) repurchases of Common Stock pursuant to the Company’s share repurchase program as in effect from time to time;

(i) issue, deliver, pledge or sell, or otherwise encumber by any Lien (other than a Permitted Lien) or authorize the issuance, delivery, sale or encumbrance by any Lien (other than a Permitted Lien) of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Common Stock upon the exercise of Company Stock Options or Company Warrants or the settlement of Company RSUs or Company Share-Based Awards, in each case, outstanding as of the date hereof, in accordance with the applicable terms thereof, (B) equity and LTIP awards and other employee and director compensation made in the ordinary course of business consistent with past practices, subject to Section 5.1 of the Company Disclosure Letter, (C) if required by an employment agreement or offer letter with an Employee, subject to Section 5.1 of the Company Disclosure Letter, (D) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company and (E) issuances pursuant to the conversion of shares of Class B Stock into shares of Common Stock; provided, in each case, that the Company shall not make any issuances to the extent that such issuances, would cause the Company or any of its Subsidiaries to be in violation of the Communications Act or the FCC Rules;

(c) make, authorize or commit to any new capital expenditures other than capital expenditures pursuant to the fiscal year 2021 capital expenditure budget and the fiscal year 2022 capital expenditure budget (which will be established in the ordinary course of business in a manner consistent with the 2021 budget) or other capital expenditures not in excess of $500,000 individually or $2,000,000 in the aggregate, and except for expenditures that would not impose obligations on RemainCo or any of the RemainCo Subsidiaries to make any such expenditures from and after the Effective Time;

(d) make any acquisition (whether by merger, consolidation or acquisition of equity interests or assets) of any interest in any Person or any division or assets thereof, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise provided to Parent in the Data Room prior to the date hereof and (ii) purchases of assets in the ordinary course of business that do not involve the acquisition of all or substantially all of the assets of a business in a single transaction or a series of related transactions (for the avoidance of doubt, “ordinary course of business” shall include acquisitions of programing and broadcast rights but shall not include acquisitions of broadcast television stations);

(e) sell, assign, license, lease, transfer, abandon or create any Lien (other than any Permitted Lien) on, or otherwise dispose of, any assets of the Company and its RemainCo Subsidiaries, other than (i) such sales, assignments, licenses, leases, transfers, abandonments, Liens or other dispositions that are in the ordinary course of business and are not material to the business of the Company and its Subsidiaries, taken as a whole, (ii) as listed on Section 5.1(f) of the Company Disclosure Letter, (iii) in order to comply with, and in accordance with, Section 7.1, or (iv) as contemplated by and in accordance with the Spin-Off Agreements and the SpinCo Financing;

(f) incur any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness and borrowings in the ordinary course under the Company’s existing revolving credit facility (other than in connection with the SpinCo Financing and any indebtedness for which RemainCo or its RemainCo Subsidiaries would have no obligations with respect to from and after the Effective Time);

(g) make any loans, advances or capital contributions to, or investments in, any Person in excess of $5 million in the aggregate, other than to or in the Company or its wholly-owned RemainCo Subsidiaries (including in accordance with the Spin-Off Agreements) and ordinary course advancements and reimbursements to Employees;

(h) other than as permitted by Section 5.1(j), (i) amend or modify in any material respect or terminate any Company Material Contract (excluding renewals for a term equal to or less than fifteen months from the date hereof), (ii) enter into any Contract that would constitute a Company Material Contract if in effect on the date hereof (excluding Contracts with a term equal to or less than fifteen months from the date hereof) or (iii) accelerate, waive, release or assign any material rights, claims or benefits, or grant any material consent, under any Company Material Contract, in each case of clause (i), (ii) and (iii), other than Contracts that will be transferred to SpinCo pursuant the Separation and Distribution Agreement; provided, however, that the Company shall not, and shall cause the Company Subsidiaries not to extend, renew or amend any contracts or agreements with any national sales representation or audience ratings companies or any of their respective Affiliates;

(i) amend or modify any standard form agreements in a manner adverse to the Company, except as required to ensure compliance with any applicable Law;

(j) other than as set forth in the Employee Matters Agreement or required by applicable Law or the existing terms of any Company Plan or a Collective Bargaining Agreement in effect on the date hereof and, in each case, the following limitations shall apply only with respect to Continuing Employees and only to the extent the obligation would be a RemainCo Liability: (i) grant or increase any severance or termination pay to any current or former independent contractor, employee, officer or director of the Company or any of its Subsidiaries above the severance or termination pay that would be due under any Employee Plan or employment agreement in effect as of the date hereof; (ii) (x) enter into or amend any employment, severance or termination agreement with any current or former independent contractor, employee, officer or director, or (y) terminate or hire any employee, except, in each case, for hiring replacements for any employee lost due to regular attrition in the ordinary course of business consistent with past practice or to the extent otherwise taken in the ordinary course of business consistent with past practice (and otherwise subject to the other restrictions in this by Section 5.1(j), except as set forth in Section

5.1(j) of the Company Disclosure Letter); (iii) establish, adopt, terminate or amend any (A) other Company Plan (including any plan, agreement or arrangement that would be a Company Plan if in effect on the date hereof) or (B) except in accordance with Section 3.2 of the Employee Matters Agreement or as a result of good-faith negotiations with a labor union or labor organization in the ordinary course of business consistent with past practice, Collective Bargaining Agreement; (iv) take any action to accelerate the vesting or payment, or fund or secure the payment, of compensation (including any equity-based compensation) or benefits under a Company Plan or otherwise; (v) loan or advance any money or any other property to any current or former director, officer, employee or independent contractor of the Company or any RemainCo Subsidiary; (vi) grant or increase any change-in-control or retention bonus to any current or former director, officer, independent contractor or employee, except as described in Section 5.1(j) of the Company Disclosure Letter; or (vii) other than increases in compensation in the ordinary course of business consistent with past practice and in no event more than 3% of the individual’s current compensation, grant any other increase in compensation, bonus or other payments or benefits payable to any current or former independent contractor, officer, employee or director of the Company or any of its RemainCo Subsidiaries;

(k) voluntarily modify any Collective Bargaining Agreement or voluntarily recognize any labor organization or union as the representative of any Employees of the RemainCo Business, or enter into any collective bargaining agreement or other material agreement with a labor organization or other union, other than an agreement to continue the current terms of any expiring Collective Bargaining Agreements;

(l) materially change the Company’s methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(m) (i) materially change any method of Tax accounting, (ii) make, change, or rescind any material election with respect to Taxes, (iii) amend any income or other material Tax Return, (iv) consent to any extension or waiver of the limitations period applicable to any Tax audit, claim, or assessment, or fail to timely file any material Tax Return or timely pay any material Tax when due, (v) enter into any Tax indemnity or closing agreement, or (vi) settle or compromise any material Tax audit, claim, deficiency, or assessment;

(n) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any RemainCo Subsidiary of the Company;

(o) initiate, settle, offer or propose to settle any Proceeding involving or against the Company or any of its Subsidiaries in excess of $1 million per Proceeding (excluding, for the avoidance of doubt, amounts paid by insurance) or otherwise initiate, discharge, settle or satisfy any Proceeding which initiation, discharge, settlement or satisfaction would impose any liabilities or obligations on RemainCo or any RemainCo Subsidiary after the Effective Time;

(p) not materially adversely modify or accede to the modification of any of the FCC Licenses, except, in each case, as required by Law;

(q) apply to the FCC for any construction permit that would restrict in any material respect the Company Stations’ operations or make any material change in the assets of the Company Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Company Stations’ signals within their respective service areas as of the date hereof, except, in each case as required by Law;

(r) modify, amend or terminate in any material respect any Affiliation Agreements or retransmission consent agreements with MVPDs or enter into any new Affiliation Agreements;

(s) implement any employee layoff affecting Employees of the RemainCo Business that would require notice or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder prior to the Closing, without regard to any action taken after Closing; or

(t) adopt, or institute any increase in, any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan, including any Employee Plan, with respect to the Employees, other than as required by any such plan or requirements of Law;

(u) terminate or materially reduce coverage relating to any material insurance policy;

(v) fail to use commercially reasonably efforts to maintain each Company Station’s MVPD channel position;

(w) agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, in the case of any action that is taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or requirements related to COVID-19 or COVID-19 Measures, the Company shall be deemed to be acting in the ordinary course of business and in accordance with this Section 5.1 so long as such actions or omissions are reasonably related to disruptions caused by COVID-19 or COVID-19 Measures or reasonably designed to protect the health or welfare of any of the Company or the Company’s employees, directors, officers or agents or to meet recommendations of Governmental Authorities or comply with Law and so long as such actions or omissions do not result in any Liabilities for the Company or any of the RemainCo Subsidiaries which are not satisfied immediately prior to the Effective Time; provided that the Company shall notify Parent in writing of any such material action or omission.

Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the Company reasonably believes that the requirement of such consent would violate any applicable Law.

Section 5.2 Termination of Specified Agreements. From the date hereof until the Effective Time, Parent and the Company shall take all such actions set forth on Section 5.2 of the Company Disclosure Letter (the “Specified Agreements Termination Schedule”).

Section 5.3 Cooperation of the Company and SpinCo. From the date hereof until the first (1st) anniversary of the Closing Date, the Company, SpinCo and their respective Subsidiaries shall reasonably cooperate with each other to effect the payment of employee equity awards pursuant to this Agreement and transition of any Employees or Employee Plan matters as contemplated hereunder and under the SpinCo Documents, including providing any background, personnel files, information on equity awards, or other information that may be requested by Parent or RemainCo, subject to restrictions required by Law.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Conduct of Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, between the date of this Agreement until the earlier to occur of the Effective Time and termination of this Agreement in accordance with Article IX, except as contemplated by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), they shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of the Company, (a) acquire any rights or assets constituting all or substantially all of the rights or assets of a business of another Person (which is not an Affiliate of Parent), business or Person (which is not an Affiliate of Parent) or merging or consolidating with any other Person (which is not an Affiliate of Parent) or enter into any binding share exchange, business combination or similar transaction with another Person (which is not an Affiliate of Parent), (b) restructure, reorganize or completely or partially liquidate or (c) make any loan, advance or capital contribution to, or investment in, any other Person, in each case, of foregoing clauses (a), (b) or (c) that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

Section 6.2 Parent Vote; Obligations of Merger Sub.

(a) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting the Merger Agreement in accordance with the IBCA.

(b) Parent will take all actions necessary to (i) cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement and (ii) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.3 [Reserved].

Section 6.4 Employee Matters.

(a) For a period beginning on the Closing Date and continuing thereafter for six (6) months or if shorter, the period of employment following the Closing Date of the relevant Employee, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, each Continuing Employee with (i) base salary or other base cash compensation that are at least the same as the base salary or other base cash compensation that were provided to such Continuing Employee as in effect immediately prior to the Effective Time, (ii) cash incentive compensation opportunities (including short-term annual cash incentive compensation but excluding long-term cash or equity based-compensation) that are no less favorable in the aggregate than the aggregate total cash incentive compensation opportunities provided to the Continuing Employee (but excluding long-term cash or equity-based compensation opportunities) immediately prior to the Effective Time, (iii) severance and any other termination pay and benefits plans, practices and policies that are no less favorable than such plans, practices and policies that were applicable to such Continuing Employee immediately prior to the Effective Time and (iv) other employee benefits that are substantially comparable in the aggregate to those employee benefits that are then provided to similarly situated employees of Parent or its Subsidiaries. Notwithstanding the foregoing, (x) as soon as reasonably practical following the Closing, Parent shall, and/or shall cause the Surviving Corporation and its Subsidiaries to, pay each RemainCo Employee a pro-rated cash bonus amount (based on the number of days from July 1, 2021 through and including the Closing Date divided by 365), calculated based on such RemainCo Employee’s target annual bonus amount under the applicable annual (or other short-term) cash incentive award program and (y) from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor the accrued and vested obligations of the Surviving Corporation and its Subsidiaries as of the Effective Time under the Company Plans (including but not limited to honoring any accrued, unused paid time off of Continuing Employees through the end of the calendar year in which the Closing occurs). Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide Employees who are covered by a Collective Bargaining Agreement and who continue employment with Parent or any of its Subsidiaries, including the Surviving Corporation, following the Closing with compensation and benefits in accordance with the applicable Collective Bargaining Agreement as amended, extended or terminated from time to time in accordance with its terms and applicable Law.

(b) Prior to the Closing, the Company and its Subsidiaries, as applicable, shall use reasonable best efforts to comply in all material respects with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the execution of this Agreement and the consummation of the Merger. Each of Parent and the Company agree to reasonably cooperate with each other in order to comply with such obligations and that any such effort to comply with such notice, consultation, effects bargaining or other bargaining obligations shall not constitute a violation of any confidentiality obligation owed the other party.

(c) For purposes of eligibility, vesting, level of benefits, benefit accrual, and paid time off accrual (but not for benefit accruals under defined benefit pension plans or post-retirement benefit plans or any discretionary match under the Parent or a Subsidiary’s defined contribution 401(k) plan) under the employee benefit plans, severance arrangements, programs and arrangements established or maintained by Parent and its Subsidiaries (including the Surviving Corporation) in which Continuing Employees may become eligible to participate in after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except to the extent such credit would result in a duplication of benefits or compensation). In addition, and without limiting the generality of the foregoing and subject to the terms and conditions of the applicable New Benefit Plans, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, each Continuing Employee will be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was participating immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, for the applicable plan year in which the Closing occurs, use reasonable best efforts to (A) cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and their covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) subject to the terms and conditions of the New Benefit Plans, Parent shall use reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and their covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan. The Parent or an applicable Subsidiary will permit rollovers of any 401(k) plan loans and 401(k) plan accounts for Continuing Employees (and any Employees represented by labor unions and/or covered by the Collective Bargaining Agreements who will continue service for the Parent or any of its Subsidiaries, including the Surviving Corporation, following the Closing, such individuals, the “Union Continuing Employees”) and the Parties will cooperate to take the actions needed to provide for such rollovers, including any Company Plan or New Benefit Plan amendments.

(d) The Parties shall cooperate reasonably with each other in the exchange of information, notification to the Continuing Employees, preparation of any documentation required to be filed with any Governmental Authority or other third party as one of them may reasonably request of the other in order to implement this Section 6.4 and to ensure an orderly transition of employment for the Continuing Employees in connection with the consummation of the transactions contemplated by this Agreement, including the exchange of data, documentation and any other information Parent requires (as permitted under applicable Law) to transition the Continuing Employees and the Continuing Union Employees to the Parent payroll, benefits and other human resources systems. Without limiting the generality of the foregoing, as soon as practicable after the Closing Date, the Company shall deliver or cause to be delivered to the Parent (i) a true and complete list setting forth each Continuing Employee’s and each Union Continuing Employee’s unpaid or unfulfilled deductibles, and co-payments, and any preexisting conditions, exclusions and waiting periods that limit a Continuing Employee’s or a Union Continuing Employee’s coverage under any Employee Plan as of the Closing Date and (ii) to the extent permitted under applicable Law, true and complete copies of the personnel records of the Continuing Employees and Union Continuing Employees.

(e) The terms of this Section 6.4 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee, Union Continuing Employees or former employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third-party beneficiary or otherwise) other than the Parties hereto. Nothing contained in this Section 6.4 shall (i) constitute or be deemed to constitute establishment of or an amendment to or termination of any Company Plan or other compensation or benefit plan, policy, program, Contract or arrangement, (ii) obligate Parent or any of its Subsidiaries (including the Surviving Corporation) to retain the employment or service of (or provide any term or condition of employment or service to) any particular Employee or other Person or (iii) prevent Parent or any of its Subsidiaries (including the Surviving Corporation) from amending, modifying or terminating any Company Plan, Parent Plan, New Benefit Plan or other benefit or compensation plan, policy, program, Contract or arrangement, to the extent such amendment, modification, or termination is permitted by the terms of the applicable plan, policy, program, Contract, or arrangement.

Section 6.5 Consent Decree. Parent shall deliver to the Company an executed Acknowledgement of Applicability attached as Exhibit 2 to the Final Judgement in United States v. Meredith Corporation Case 1:18-cv-02609 (D.D.C. May 22, 2019) before Closing, unless (i) the United States has waived the prohibition in Paragraph IV(C) of such Final Judgment as to the Company Stations or (ii) Parent is already bound to a final judgment entered by a court regarding the communication of competitively sensitive information, as defined in that Final Judgment.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 7.1(i), each of the Company and Parent shall use reasonable best efforts to take, or cause to be taken, the following actions and do, or cause to be done, all incidental things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement: (i) preparing and filing, in consultation with the other Parties, as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining (and cooperating with each other to obtain or maintain) all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the Station Divestiture) (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII); provided, however, that, except as expressly provided in this Agreement, no party shall be required to pay (and, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or its Subsidiaries shall pay or agree to pay) any fee, penalty or other consideration to any other Third Party (other than any filing fees paid or payable to any Governmental Authority) for any approval, consent, registration, permit, authorization or other confirmation required for the consummation of the transactions contemplated by this Agreement; provided, further, that the Parties agree and acknowledge that, except as provided in Section 8.1(b) and Section 8.2(d), receipt of any such any approval, consent, registration, permit, authorization or other confirmation is not a condition to Closing.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable (i) appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated by this Agreement; provided that the filing by each of Parent and the Company of a Notification and Report Form pursuant to the HSR Act with respect to the Merger shall be made within ten (10) Business Days of the date of this Agreement, unless a later date is agreed to in writing by both Parent and the Company, and (ii) the FCC Applications with respect to the transactions contemplated by this Agreement; provided that the FCC Applications with respect to the Merger shall be made within ten (10) Business Days of the date of this Agreement, unless a later date is agreed to in writing by both Parent and the Company. Each of the Company and Parent shall respond promptly to all requests for additional information and documentary material by a Governmental Authority, and shall comply promptly with such requests unless the Parent and Company agree with each other to defer compliance, and shall use reasonable best efforts to take all other actions necessary and appropriate to obtain all necessary approvals and to cause the expiration or termination of applicable waiting periods as soon as practicable so as to permit consummation of the contemplated transactions as soon as practicable.

(c) The Company and Parent shall each request early termination of the waiting period with respect to the Merger and the Station Divestiture, if applicable, under the HSR Act and neither Parent nor the Company shall, without the written consent of the other: (i) pull and refile any notification under the HSR Act, (ii) agree to extend any waiting period, (iii) enter into any timing agreement with any Governmental Authority, or (iv) agree with any Governmental Authority not to consummate the transactions contemplated by this Agreement for any period of time.

(d) Except as prohibited by applicable Law or Order, each of Parent and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive or procedural communication received by such Party from, or given by such Party to, the Federal Trade Commission, the DOJ, the FCC or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act, the Communications Act and the FCC Rules in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act, the Communications Act and the FCC Rules and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act, the Communications Act and the FCC Rules; provided, that documents or information required to be provided pursuant to this Section 7.1(d) (x) may be redacted as necessary (I) to comply with contractual arrangements, (II) to address good faith legal privilege concerns, or (III) to remove references concerning the valuation or alternative bidders, and (y) may be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed consultants of the recipient and will not be disclosed by such outside counsel or consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(e) The Company and Parent acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any application for renewal of any FCC License with respect to any Company Station and thereby to facilitate the grant of the FCC Consent with respect to such Company Station, each of the Company, Parent and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Company Station in connection with (i) any pending complaints that such Company Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Company Station with respect to which the FCC may permit the Company or Parent (or any of their respective Subsidiaries) to enter into a tolling agreement. For each application for renewal of any Company Station License (a “Renewal Application”) that is pending on the date hereof or that must be filed prior to the grant of the FCC Consent, Parent shall request in the FCC Applications that the FCC apply its policy permitting the processing of transfer of control or assignment of FCC authorizations in transactions involving multiple stations notwithstanding the pendency of one or more Renewal Applications (the “FCC Renewal Policy”). Parent shall make such customary representations and agree to such customary undertakings in the FCC Applications as are reasonably required to invoke the FCC Renewal Policy, including undertakings to assume the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application.

(f) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, the Company and Parent shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, the Company and Parent shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of the Company and Parent to terminate this Agreement pursuant to the terms hereof.

(g) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) not participate in or attend any meeting, or engage in any substantive or procedural conversation, telephone call or video conference, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a))) without the other, (ii) give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(h) Subject to Section 7.1(i), each of the Company and Parent shall use reasonable best efforts to take actions to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as possible, including (i) the use of reasonable best efforts to avoid the entry of, or the commencement of any Proceeding in any forum that could result in, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to use such reasonable best efforts, and promptly to use such reasonable best efforts to undertake the Station Divestiture (as defined in Schedule 7.1(h)) and Approval Actions listed on Schedule 7.1(h), and (ii) the use of reasonable best efforts to take, in the event that any permanent or preliminary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement (including the Station Divestiture) in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including the Station Divestiture), any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. In furtherance of the foregoing, Parent shall take the actions described in Schedule 7.1(h) in accordance with the terms thereof.

(i) Notwithstanding anything herein to the contrary, nothing set forth in this Section 7.1 or otherwise in this Agreement shall:

(i) require, or be construed to require the Company, Parent or any of their respective Subsidiaries to take, or agree to take, any Station Divestiture or Approval Action, unless such Station Divestiture or Approval Action shall be conditioned upon the consummation of the Merger;

(ii) require, or be construed to require Parent or any of its Subsidiaries to agree or propose to take or consent to the taking of any Station Divestiture, Approval Actions or any other actions contemplated by this Section 7.1, other than (x) the Station Divestiture and Approval Actions listed on Schedule 7.1(h); or

(iii) require the Company, SpinCo or its Subsidiaries that are SpinCo Entities (x) to sell, divest, dispose of, hold separate or otherwise limit its freedom of action with respect to any SpinCo Asset (as defined in the Separation and Distribution Agreement), (y) retain any RemainCo Asset or RemainCo Liability (as such terms are defined in the Separation and Distribution Agreement) unless (A) such retention would not reasonably be expected to prevent, impede or materially delay the Closing, (B) in the case of a RemainCo Asset, Parent agrees that the Company or SpinCo may retain such RemainCo Asset for no consideration or cost to the Company or SpinCo and (C) in the case of a RemainCo Liability, Parent agrees to fully reimburse and indemnify the Company or SpinCo, as applicable, against such RemainCo Liability, with the form and substance of the agreements by Parent referenced in each of the preceding clauses (B) and (C) to be reasonably satisfactory to the Company in its good faith determination.

(j) The Company shall use commercially reasonable efforts to obtain any third party consents required under any Company Material Contract. Schedule 7.1(j) identifies those consents the receipt of which is a condition precedent to Parent’s obligation to close under this Agreement (the “Required Consents”), subject to the terms of Schedule 7.1(j).

Section 7.2 Preparation of SEC Documents; Stockholders’ Meetings.

(a) Proxy Statement.

(i) As promptly as practicable following the date hereof, the Company shall, with reasonable assistance from Parent, prepare, and the Company shall file with the SEC, a proxy statement of the Company in connection with seeking the Company Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”). The Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Parent shall furnish all information concerning it as may reasonably be requested by the Company in connection with such actions and the preparation of the Proxy Statement. The Company (A) will cause the Proxy Statement to be mailed to shareholders of the Company as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement and (B) shall, within a reasonable period after the initial filing of the Proxy Statement, promptly commence a “broker search” in accordance with Rule 14a-13 of the Exchange Act.

(ii) All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings to the shareholders of the Company in connection with the Merger shall be subject to the prior review of and consent by Parent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(iii) The Company shall (A) as promptly as practicable notify Parent of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or for additional information with respect thereto and (B) supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger (other than with respect to the Spin-Off Registration Statement).

(iv) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company, in each case, by the Company (with the reasonable assistance of Parent).

(b) Subject to the provisions of this Agreement, the Company shall take all action necessary in accordance with applicable Law, the Company’s bylaws and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the shareholders of the Company for the purpose of obtaining the Company Shareholder Approval. The Company shall, subject to Section 7.3, (i) recommend to its shareholders the adoption of this Agreement and include in the Proxy Statement mailed to the shareholders of the Company such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Shareholder Approval. Once the Company Shareholders’ Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without the consent of Parent other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the adoption of this Agreement, or (y) if, as of the time for which the Company Shareholders’ Meeting is originally scheduled, there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause (x) or (y), the Company Shareholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Shareholders’ Meeting as aforesaid). The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with applicable Law. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 7.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.1(d)(ii).

(c) Except to the extent expressly permitted by Section 7.3(e), (i) the Company Board shall recommend that its shareholders vote in favor of the adoption of this Agreement at the Company Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the shareholders of the Company vote in favor of approval of the Merger and the adoption of this Agreement at the Company Shareholders’ Meeting and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its board of directors that shareholders of the Company vote in favor of the adoption of this Agreement.

Section 7.3 No Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Section 7.3, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit and use reasonable best efforts to cause any of its officers, directors, employees or Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate or continue in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries or afford access to its business, properties, assets, books or records to any Person (other than Parent, its Affiliates and their respective representatives), in connection with any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, (iii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, a Company Acquisition Proposal or, subject to Section 7.3(e), effect a Company Adverse Recommendation Change, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Company Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the shareholders of the Company or (vi) authorize, commit, resolve or agree to do any of the foregoing.

(b) Notwithstanding the limitations set forth in Section 7.3(a) or anything to the contrary contained in this Agreement, if, prior to the time the Company Shareholder Approval is obtained, the Company receives an unsolicited Company Acquisition Proposal not resulting, in whole or in part, from a breach of this Section 7.3, that the Company Board reasonably determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or could reasonably be expected to lead to a Superior Company Proposal and (ii) failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives or potential financing sources) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than two (2) Business Days) after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify the terms and conditions of any Company Acquisition Proposal solely to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal and (B) inform a Person or group that has made or, to the Knowledge of the Company, is considering making, a Company Acquisition Proposal of the provisions of this Section 7.3.

(c) The Company shall promptly (and in any event within two (2) Business Days) notify Parent in writing after receipt of any Company Acquisition Proposal, any inquiry or proposal that could reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or could reasonably be expected to make a Company Acquisition Proposal. Such notice shall indicate the identity of the Person making the proposal, request or offer, the material terms and conditions of any such proposal, request or offer or the nature of the information requested pursuant to such inquiry or request. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, regarding any material changes to the status and material terms of any such proposal, request or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), but in no event later than one (1) Business Day after any such material change.

(d) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (ii) terminate access for any Person (other than Parent, its Affiliates and their respective Representatives) to the Data Room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, its Affiliates and their respective Representatives) in connection with a potential Company Acquisition Proposal who has received access to information within the past twelve months. The Company shall use reasonable best efforts to take all actions reasonably necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent, its Affiliates and their respective Representatives), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Company Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law so long as the Company promptly (and in any event within one (1) Business Day thereafter) notifies Parent thereof (including the identity of such counterparty) of such waiver or release.

(e) Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Shareholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a Company Acquisition Proposal that was unsolicited after the date of this Agreement and that did not result from a material breach of this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(ii) and concurrently pay the fee required by Section 9.3 in order to enter into a definitive agreement in connection with a Superior Company Proposal) if: (i)(A) a Company Acquisition Proposal is made to the Company after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (ii) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Company Proposal; and (iii) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f) Prior to making any Company Adverse Recommendation Change or entering into any Alternative Company Acquisition Agreement, (i) the Company Board shall provide Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the reasons therefor and, in the case of a Company Acquisition Proposal, the material terms and conditions of such proposal, and attaching a copy of any proposed agreements for the Superior Company Proposal, if applicable, it being understood that the delivery of such notice shall not itself constitute a Company Adverse Recommendation Change; (ii) during the four (4) Business Days following such written notice, the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Company Proposal or Intervening Event, as applicable, as would enable the Company Board to maintain the Company Board Recommendation and not make a Company Adverse Recommendation Change or, in the case of a Superior Company Proposal, terminate this Agreement; and (iii) at the end of the four (4) Business Day period described in the foregoing clause (ii), the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Company Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(g) Nothing contained in this Section 7.3 shall prohibit the Company Board from taking and disclosing to their shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or making any legally required disclosure to its shareholders required pursuant to applicable Law if the Company Board determines, in its good faith judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law; provided, however, that this Section 7.3(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.3. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself constitute a Company Adverse Recommendation Change.

Section 7.4 Public Announcements. Parent and the Company shall share their respective initial press releases with respect to this Agreement and the transactions contemplated hereby with each other and such releases shall be subject to consent of the other party. So long as this Agreement is in effect, neither Parent nor the Company, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall give reasonable consideration to all reasonable comments suggested thereto. None of the limitations set forth in this Section 7.4 shall apply to any disclosure of any information (a) in connection with or following a Company Acquisition Proposal or Company Adverse Recommendation Change and matters related thereto pursuant to and in accordance with the terms and condition of this Agreement, (b) in connection with any dispute between the Parties relating to this Agreement or the transactions contemplated hereby, (c) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.4, (d) that is not confidential information of any other Party with financial analysts, investors and media representatives in the ordinary course of business and in a manner consistent with its past practice in compliance with applicable Laws or (e) in the case of the Company, as reasonably necessary for the Company to effect the redemption of the Company Notes as contemplated in Section 7.13(a).

Section 7.5 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Separation, the Distribution or the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any effect, event, change, occurrence or circumstance which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby, (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (iii) result in an inaccuracy of any of its own representations or warranties in a manner that would cause the conditions set forth in Section 8.2(a) or Section 8.3(a), as applicable, not to be satisfied at the Closing.

Section 7.6 Access to Information.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, assets, officers and employees and, during such period the Company shall (and shall cause its Subsidiaries to) furnish to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request; provided that the Company may restrict the foregoing access and the disclosure of information to the extent that, in its good faith judgment, (i) any Law applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege, (iv) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries or (v) such information is primarily related to the SpinCo Entities, SpinCo Assets, SpinCo Liabilities or the SpinCo Business. The Company shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent, at its sole cost and expense, shall have the right to (i) within sixty (60) days from the date of this Agreement, engage an environmental consulting firm to conduct a Phase I Environmental Site Assessment and Compliance Review, as such terms are commonly understood (the “Phase I Environmental Assessment”), and (ii) order a Phase II environmental review or any other test, investigation or review recommended in the Phase I Environmental Assessment (provided Company and Parent reasonably agree with such recommendation); provided, that such environmental assessment, test, investigation or review shall be conducted only (w) during regular business hours, (x) with no less than two (2) Business Days’ prior written notice to the Company, (y) in a manner which will not unduly interfere with the operation of the Company or its Subsidiaries or the use of access to or egress from any real property and (z) with respect to leased real property, shall only be done if the owner of such property consents. The Company shall use reasonable best efforts to undertake to obtain such consents as promptly as practicable if requested by Parent. Completion of any environmental assessments (or the results thereof) is not a condition for the Closing. The Company shall use commercially reasonable efforts to remediate any environmental condition that is identified in any such assessment in respect of Owned Real Property at its sole cost and expense prior to Closing if such condition requires current remediation under applicable Environmental Law; provided, however, that the completion of any such remediation shall not be a condition to Closing. If the Company and Parent do not agree that such condition requires current remediation under applicable Environmental Law, Company and Parent shall cooperate in resolving such disagreement and designate an independent, nationally-recognized environmental expert to resolve such disagreement as soon as reasonably practicable. Any such remediation shall only be required to meet the most cost effective standard and execute in a reasonable manner, in each case to become compliant with any applicable Environmental Laws.

(c) Parent may obtain, if it so elects at its sole option and expense, (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all real property that is leased pursuant to a Real Property Lease (collectively, the “Title Commitments”), and (b) an ALTA survey on each parcel of real property (the “Surveys”); provided, however, that the Company shall provide Parent with any existing Title Commitments, title policies and Surveys reasonably available in its possession or control to the extent not previously provided by the Company in the Data Room. The Company shall reasonably cooperate with Parent in obtaining such Title Commitments and Surveys, provided, the Company shall not be required to incur any cost, expense or other liability in connection therewith and Parent shall reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and its Subsidiaries in connection with such cooperation. If the Title Commitments or Surveys reveal any Lien on the title or real property other than Permitted Liens, Parent shall notify the Company in writing of such objectionable Lien promptly after Parent becomes aware that such matter is not a Permitted Lien, and the Company agrees to use commercially reasonable efforts to remove such objectionable Lien; provided that the removal of such objectionable Lien shall not be a condition to the Closing.

(d) With respect to the information disclosed pursuant to Section 7.6(a), Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 7.7 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement and the Spin-Off Agreements by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.8 Stock Exchange De-listing of Company Stock; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock and other securities of RemainCo under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.9 Stockholder Litigation. Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors and shall keep the other Party informed on a reasonably current basis with respect to the status thereof.

Section 7.10 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Separation, Distribution and Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Separation, Distribution and Merger and the other transactions contemplated hereby.

Section 7.11 Parent Financing and Financing Cooperation.

(a) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Parent Financing or any Parent Substitute Debt Financing (as defined below) on the terms and conditions specified in the Parent Commitment Letter as the same may be modified or amended pursuant to the flex provisions of the related fee letters and any other amendment, waiver, supplement or modification thereof permitted by this Section 7.11 (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.3), including using its reasonable best efforts to (i)(A) maintain in effect the Parent Commitment Letter and, subject to compliance by the Company of its covenants and agreements hereunder, comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Section 8.1 and Section 8.2 hereof have been satisfied and taking into account the Marketing Period, enter into and deliver definitive agreements with respect to the Parent Financing reflecting the terms and conditions contained in the Parent

Commitment Letter, so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.3 and (C) upon, and subject to, the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, the completion of the Marketing Period and the satisfaction of the other Parent Financing Conditions, enforce their rights under the Parent Commitment Letter and (ii) satisfy on a timely basis all the Parent Financing Conditions that are in Parent’s (or its Subsidiaries’) control. In the event that all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, the Marketing Period has been completed, and the Closing should otherwise occur pursuant to Section 2.3, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Parent Financing (the “Parent Debt Financing Parties”) to fund the Parent Financing at the Effective Time.

(b) Parent shall keep the Company reasonably informed on a current basis of the status of the Parent Financing and material developments with respect to the Parent Financing. Without limiting the foregoing, Parent shall promptly (and in no event later than one (1) Business Day) after obtaining Knowledge thereof, give the Company written notice (i) of any breach or default by Parent, its Affiliates, the Parent Debt Financing Parties or any other party to the Parent Commitment Letter or any definitive document related to the Parent Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default), (ii) of any threatened or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Parent Commitment Letter or the Parent Financing, (iii) of any material dispute or disagreement between or among any parties to the Parent Commitment Letter or any definitive document related to the Parent Financing (other than ordinary course of business negotiations) or (iv) if for any reason Parent in good faith no longer believes it will be able to obtain all or any portion of the Parent Financing in an amount necessary, when combined with Parent’s other sources of available funds, to consummate the Merger. Parent may amend, modify, terminate, assign or agree to any waiver under the Parent Commitment Letter without the approval of the Company; provided that Parent shall not, without the Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Parent Commitment Letter (other than modifications or amendments contemplated by the flex provisions of the related fee letters) which would (A) reduce the aggregate amount of the Parent Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount that is less than the amount necessary, when combined with Parent’s other sources of available funds, to consummate the Merger and pay the Merger Amounts on the Closing Date, (B) impose new or additional conditions to the Parent Financing or otherwise expand, amend or modify any of the conditions to the Parent Financing or (C) otherwise expand, amend, modify or waive any provision of the Parent Commitment Letter or the Parent Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the Parent Financing in an amount necessary to consummate the Merger and pay the Merger Amounts on the Closing Date (or satisfaction of the conditions to the Parent Financing) at the Effective Time, (II) adversely impact the ability of Parent to enforce its rights against the Parent Debt Financing Parties or any other parties to the Parent Commitment Letter to cause the portion of the Parent Financing that is necessary to consummate the Merger to be funded or (III) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby; provided, further, that the Parent Commitment Letter may be amended, supplemented or otherwise modified to add additional Parent Financing Sources who are not parties to the Parent Commitment Letter as of the date hereof or reduce the aggregate amount of the Parent Financing by the amount of any debt financing, the terms of which comply with clauses (B) and (C) above (any such financing, a “Parent Permanent Financing”). In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Parent Commitment Letter permitted pursuant to this Section 7.11(b), such new commitment letters and/or fee letters shall be deemed to be a part of the “Parent Financing” and deemed to be the “Parent Commitment Letter” for all purposes of this Agreement. Parent shall promptly (and in any event no later than one (1) Business Day) deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Parent Commitment Letter. If funds in the amounts set forth in the Parent Commitment Letter that are necessary to consummate the Merger and pay the Merger Amounts on the Closing Date, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates to, as promptly as practicable following the occurrence of such event, (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute debt financing sufficient to enable Parent to consummate the payment of the aggregate Merger Consideration pursuant to the Merger and the other transactions contemplated hereby and thereby (including payment of the other Merger Amounts) in accordance with the terms hereof (the “Parent Substitute Debt Financing”) on terms and conditions that are not less favorable (taken as a whole) to Parent than the terms and conditions (taken as a whole) set forth in the Parent Commitment Letter and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Parent Substitute Debt Financing and, promptly after execution thereof (and, in any event, no later than one (1) Business Day), deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (redacted in a similar manner as described in Section 4.9 hereof) with respect to such Parent Substitute Debt Financing. Upon obtaining any commitment for any such Parent Substitute Debt Financing or any Parent Permanent Financing, such financing shall be deemed to be a part of the “Parent Financing” and any commitment letter for such Parent Substitute Debt Financing shall be deemed the “Parent Commitment Letter” for all purposes of this Agreement.

(c) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Parent Commitment Letter that are required to have been paid at or prior to the Effective Time.

(d) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Parent Financing, any Parent Substitute Debt Financing or any other financing.

(e) The Company and its Subsidiaries shall use their reasonable best efforts to, and to cause their Representatives to use reasonable best efforts to, provide to Parent such customary cooperation as may be reasonably requested by Parent in causing the conditions and covenants related to the Parent Financing to be satisfied and to assist Parent in obtaining the Parent Financing, including:

(i) Using reasonable best efforts in assisting in preparation for and participation in (including causing senior management of appropriate seniority and expertise to participate in), upon reasonable advance notice and at reasonable times, a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Parent Financing), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Parent in obtaining ratings (but not any specific ratings) in respect of Parent and public ratings in respect of any debt issued or incurred as part of the Parent Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc. and in obtaining any legal opinions required in connection with the Parent Financing;

(ii) Using reasonable best efforts in assisting Parent and its potential financing sources in the preparation of (A) customary bank information memoranda, customary offering documents, lender presentations, registration statements, prospectuses and other customary disclosure and similar marketing documents for any of the Parent Financing, including the execution and delivery of customary authorization and representation letters in connection with the disclosure and marketing materials relating to the Parent Financing authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that (to the extent accurate) the public-side version does not include material non-public information about the Company and its Subsidiaries or their respective securities and (B) customary materials for rating agency presentations for the Parent Financing (all of the items in this clause (ii), collectively, the “Offering Materials”);

(iii) delivering to Parent and its potential financing sources as promptly as reasonably practicable the RemainCo Required Financial Information and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) to the extent identified in paragraphs 8(a)(i) and (ii) of Annex C of the Parent Debt Commitment Letter in connection with the preparation of customary disclosure and marketing materials, as applicable, and in no event later than September 10, 2021 with respect to all RemainCo Required Financial Information as at and for the fiscal year ended June 30, 2021 and November 9 with respect to all RemainCo Required Financial Information as at and for the fiscal quarter ended September 30, 2021, the RemainCo Required Financial Information and other financial and assisting Parent in preparing (A) pro forma balance sheets and related notes as of the most recently completed period for which financial statements are required to have been delivered pursuant to clauses (a) and (b) of the definition of “RemainCo Required Financial Information” and for any subsequent period reasonably requested by Parent, (B) pro forma income statements and related notes for (x) the most recently completed fiscal year, the most recently completed interim period and for the twenty-four (24) month period ended at least forty (40) days before the Closing Date (or sixty (60) days if such most recently completed interim period is the end of the Company’s fiscal year) and for any subsequent period reasonably requested by Parent, (C) any other pro forma financial statements, and for any periods, that would be required in accordance with Article 11 of Regulation S-X under the Securities Act, including, without limitation, explanatory footnotes of the type set forth in such article, and (D) together with the RemainCo Required Financial Statements, all other financial statements and other financial data and information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement filed with the SEC by the Parent all of which shall be sufficiently current on any day during the Marketing Period (including after giving effect to the proviso to the definition thereof) to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements and other financial data and information to be declared effective by the SEC on the last day of the Marketing Period, or as otherwise necessary to receive from the Company’s and the Parent’s independent accountants customary “comfort” (including “negative assurance” comfort) and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that the Company’s independent accountants are prepared to deliver upon the “pricing” and closing of any offering of securities as part of the Parent Financing; provided that none of the Company, any of its Subsidiaries or any of their Representatives shall be responsible in any manner for information relating to the Parent and its Subsidiaries or the proposed debt and equity capitalization that is required for such pro forma financial information and delivering to Parent and its potential financing sources the financial statements identified in paragraph 8(b) of Annex C of the Parent Debt Commitment Letter;

(iv) Using reasonable best efforts in requesting its independent registered public accounting firm to provide customary assistance with the due diligence activities of Parent and its Parent Financing Sources and the preparation of any pro forma financial statements to be included in the documents referred to in clause (iii) above, and customary consents to the use of audit reports in any disclosure and marketing materials relating to the Parent Financing;

(v) Using reasonable best efforts in arranging for the prepayment or repayment of all Company Indebtedness to be repaid or prepaid pursuant to Section 7.13 (including all unpaid principal and all accrued but unpaid interest thereon, and all unpaid prepayment, repayment, make-whole or redemption penalties, premiums, or payments, breakage and make-whole fees and unpaid fees and expenses that are payable in connection with such prepayment or repayment), and the related payoff letters and Lien releases, in accordance with Section 7.13;

(vi) Using reasonable best efforts in executing and delivering as of, but not effective before, the Effective Time, and subject in each case to the terms of the Parent Commitment Letter, customary definitive financing documentation as may be reasonably requested by Parent, including pledge and security documents, guarantees, customary officer’s certificates, instruments, filings, security agreements, back up opinion certificates and other matters ancillary to, or required in connection with, the Parent Financing (including delivering, or directing the agent under the Company Credit Agreement to deliver, the stock certificates for certificated securities with transfer powers executed in blank) of the Company and its domestic Subsidiaries to the extent required on the Closing Date by the terms of the Parent Commitment Letter;

(vii) Using reasonable best efforts in at least three (3) Business Days prior to the Closing Date, providing all documentation and other information relating to the Company and its Subsidiaries to be required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date;

(viii) Using reasonable best efforts in filing all reports on Form 10-K and Form 10-Q and Form 8-K, in each case, to the extent required to be filed with the SEC pursuant to the Exchange Act (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) prior to the Closing Date in accordance with the time periods required by the Exchange Act;

(ix) Using reasonable best efforts in furnishing Parent and any Parent Financing Sources as promptly as practicable within the periods specified in Section 7.11(e)(i) above, with information regarding the Company, its Subsidiaries, RemainCo, the RemainCo Subsidiaries and the Minority Investment Entities, including customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver (and causing such independent accountants to deliver) upon “pricing” of any bonds being issued in lieu of any portion of the Parent Financing, with respect to the financial information to be included in such Offering Materials; provided that (x) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent, (C) cause any representation or warranty of the Company in this Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by the Company, (E) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (F) cause any breach of any applicable Law or any Contract to which the Company or any of its Subsidiaries is a party and (y) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters). Notwithstanding anything contained in this Agreement to the contrary, the condition set forth in Section 8.2(b), as applied to the Company’s obligations under this Section 7.11(e), shall be deemed to be satisfied unless the Parent Financing has not been obtained as a direct result of the Company’s material breach of its obligations under this Section 7.11(e).

(f) Parent shall (i) indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives (collectively, the “Parent Financing Indemnitees”) from and against any and all out-of-pocket costs and expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by the Parent Financing Indemnitees in connection with their cooperation and assistance obligations set forth in this Section 7.11, except and only to the extent such costs, expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations are finally determined in a judicial proceeding (and not subject to further appeal) to have resulted from fraud or the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives, (ii) reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and its Subsidiaries (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 7.11, and (iii) reimburse the Company for all fees and out-of-pocket expenses of the Company’s independent registered accounting firm or its other Representatives incurred in connection with the Company’s and its Subsidiaries cooperation and assistance obligations set forth in this Section 7.11.

(g) The Company hereby consents to the use of all of RemainCo’s and its Subsidiaries’ logos in connection with the Parent Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of RemainCo or any of its RemainCo Subsidiaries. In addition, the Company agrees to use reasonable best efforts to supplement the written information (other than information of a general economic or industry specific nature) concerning the Company and its Subsidiaries provided pursuant to this Section 7.11 to the extent that any such information, to the Knowledge of the Company, contains any material misstatements of fact or omits to state any material fact necessary to make such information concerning the Company and its Subsidiaries, taken as a whole, not misleading in any material respect as promptly as reasonably practicable after gaining Knowledge thereof.

(h) In the event any Parent Financing is funded in advance of the Closing Date, Parent shall keep and maintain at all times prior to the Closing Date the proceeds of such Parent Financing available for the purpose of funding the payments to be made by Parent at Closing hereunder and such proceeds shall be maintained as unrestricted cash or cash equivalents (other than restrictions for the benefit of the agent or other representative for the benefit of the creditors who funded the Parent Financing), free and clear of all Liens (other than Liens granted to the agent or other representative for the benefit of the creditors who funded the Parent Financing); provided that if the terms of such Parent Financing require the proceeds of such Parent Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds are no more onerous than the Parent Financing Commitment Letter and such proceeds are released as directed by Parent at the Closing.

Section 7.12 SpinCo Financing.

(a) The Company shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the SpinCo Financing or any SpinCo Alternate Financing (as defined below) on the terms and conditions specified in the SpinCo Financing Commitment Letter as the same may be modified or amended pursuant to the flex provisions of the related fee letters and any other amendment, waiver, supplement or modification thereof permitted by this Section 7.12 (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.3), including using its reasonable best efforts to (i)(A) maintain in effect the SpinCo Financing Commitment Letter and, subject to compliance by Parent of its covenants and agreements hereunder, comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Section 8.1 and Section 8.3 hereof have been satisfied, enter into and deliver definitive agreements with respect to the SpinCo Financing reflecting the terms and conditions contained in the SpinCo Financing Commitment Letter, so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.3 and (C) upon, and subject to, the satisfaction of the conditions set forth in Section 8.1 and Section 8.3, enforce their rights under the SpinCo Financing Commitment Letter and (ii) satisfy on a timely basis all the conditions to the SpinCo Financing and the definitive agreements related thereto that are in the Company’s (or its Subsidiaries’) control. In the event that all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 2.3, the Company and its Affiliates shall use their reasonable best efforts to cause the Persons providing the SpinCo Financing to fund the SpinCo Financing at the Effective Time.

(b) The Company shall keep Parent reasonably informed on a current basis of the status of the SpinCo Financing and material developments with respect to the SpinCo Financing. Without limiting the foregoing, the Company shall promptly (and in no event later than one (1) Business Day) after obtaining Knowledge thereof, give Parent written notice (i) of any breach or default by the Company, its Affiliates, any of the Persons providing the SpinCo Financing or any other party to the SpinCo Financing Commitment Letter or any definitive document related to the SpinCo Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default), (ii) of any threatened or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the SpinCo Financing Commitment Letter or the SpinCo Financing, (iii) of any material dispute or disagreement between or among any parties to the SpinCo Financing Commitment Letter or any definitive document related to the SpinCo Financing (other than ordinary course of business negotiations) or (iv) if for any reason the Company in good faith no longer believes it will be able to obtain all or any portion of the SpinCo Financing. The Company may amend, modify, terminate, assign or agree to any waiver under the SpinCo Financing Commitment Letter without the prior written approval of Parent; provided that the Company shall not, without the Parent’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the SpinCo Financing Commitment Letter (other than modifications or amendments contemplated by the flex provisions of the related fee letters) which would (A) reduce the aggregate amount of the SpinCo Financing (including by increasing the amount of fees to be paid or original issue discount) other than any termination or reduction of the commitments in respect of any bridge facility pursuant to the express terms of the SpinCo Financing Commitment Letter as in effect on the date hereof, (B) impose new or additional conditions to the SpinCo Financing or otherwise expand, amend or modify any of the conditions to the SpinCo Financing or (C) otherwise expand, amend, modify or waive any provision of the SpinCo Financing Commitment Letter or the SpinCo Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the SpinCo Financing (or satisfaction of the conditions to the SpinCo Financing) at the Effective Time, (II) adversely impact the ability of the Company to enforce its rights against the SpinCo Lenders or any other parties to the SpinCo Financing Commitment Letter or the definitive agreements with respect thereto or (III) adversely affect the ability of the Company to timely consummate the Merger, the Separation and the SpinCo Cash Payment and the other transactions contemplated hereby and under the SpinCo Agreements; provided, further, that the SpinCo Financing Commitment Letter may be amended, supplemented or otherwise modified to (x) add additional SpinCo Lenders who are not parties to the SpinCo Financing Commitment Letter as of the date hereof or (y) reduce the aggregate amount of the SpinCo Debt Financing by the amount of any debt financing, the terms of which comply with clauses (B) and (C) above (any such financing, a “SpinCo Permanent Financing”, and together with the SpinCo Debt Financing, the “SpinCo Financing”). In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the SpinCo Financing Commitment Letter permitted pursuant to this Section 7.12(b), such new commitment letters and/or fee letters shall be deemed to be a part of the “SpinCo Financing” and deemed to be the “SpinCo Financing Commitment Letter” for all purposes of this Agreement. The Company shall promptly (and in any event no later than one (1) Business Day) deliver to Parent true, correct and complete copies of any termination, amendment, modification or replacement of the SpinCo Financing Commitment Letter.

(c) If funds in the amounts set forth in the SpinCo Financing Commitment Letter, or any portion thereof, become unavailable, the Company shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event, to (x) notify Parent in writing thereof, (y) use their respective reasonable best efforts to obtain substitute debt financing sufficient to make the SpinCo Cash Payment on the Closing Date as promptly as practicable following the occurrence of the Distribution (and in any event no later than Closing) (the “SpinCo Alternate Financing”) on terms and conditions that are not less favorable (taken as a whole) to the Company than the terms and conditions (taken as a whole) set forth in the SpinCo Financing Commitment Letter and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such SpinCo Alternate Financing and, promptly after execution thereof (and, in any event, no later than one (1) Business Day), deliver to Parent true, complete and correct copies of the new commitment letter and the related fee letters (redacted in a similar manner as described in Section 3.23(a) hereof) with respect to such SpinCo Alternate Financing. Upon obtaining any commitment for any such SpinCo Alternate Financing, such financing shall be deemed to be a part of the “SpinCo Financing” and any commitment letter for such SpinCo Alternate Financing shall be deemed the “SpinCo Financing Commitment Letter” for all purposes of this Agreement.

(d) The Company shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the SpinCo Financing Commitment Letter that are required to have been paid at or prior to the Effective Time.

(e) In the event any SpinCo Financing is funded in advance of the Closing Date, the Company shall keep and maintain at all times prior to the Closing Date the proceeds of such SpinCo Financing available for the purpose of funding the transactions contemplated by the Spin-Off Agreements and such proceeds shall be maintained as unrestricted cash or cash equivalents (other than restrictions for the benefit of the agent or other representative for the benefit of the creditors who funded the SpinCo Financing; provided that such restrictions shall cease to exist as of the time of the SpinCo Cash Payment in accordance with the SDA), free and clear of all Liens (other than Liens granted to the agent or other representative for the benefit of the creditors who funded the SpinCo Financing; provided that such Liens shall cease to exist as of the time of the SpinCo Cash Payment in accordance with the SDA); provided that if the terms of such SpinCo Financing require the proceeds of such SpinCo Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement and the Spin-Off Agreements, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds are no more onerous than the SpinCo Financing Commitment Letter and such proceeds are released as directed by Parent at the Closing.

Section 7.13 Company Notes Redemption; Payoff of Company Indebtedness.

(a) The Company shall, not less than thirty (30) days (ten (10) days in the case of the Company 2025 Notes) nor more than sixty (60) days prior to the expected Closing Date and otherwise in accordance with the terms of the Company Indentures and on a date determined by the Company in consultation with Parent, execute and deliver to the trustee with respect to the Company Notes the requisite redemption notices to redeem all of such Company Notes contingent upon consummation of the Merger at the applicable redemption price or prepayment amounts, as applicable, and shall deliver such further notices with respect to the redemption or prepayment as may be required pursuant to the Company Indentures. The Company shall prepare such redemption notices, related officer’s certificates and other documents in accordance with the terms of the Company Indentures; provided that all such notices, certificates, and other documents shall be subject to the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed). The Company will deliver copies of all such notices, certificates, or other documents to Parent promptly after giving such notices to such trustees.

(b) The Company shall, not later than 10:00 A.M. (EST) three (3) Business Days prior to the expected Closing Date and otherwise accordance with the terms of the Company Credit Agreement and on a date determined by the Company in consultation with Parent, execute and deliver to the Administrative Agent (as defined in the Company Credit Agreement) the requisite prepayment notices to repay, in full, all loans outstanding under the Company Credit Agreement, contingent upon consummation of the Merger. The Company shall prepare such prepayment notice in accordance with the terms of the Company Credit Agreement; provided that all such notices shall be subject to the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed). The Company will deliver a copy of such notice to Parent promptly after giving such notices to the Administrative Agent.

(c) The Company and its Subsidiaries shall assist Parent in identifying the steps for repayment, redemption or prepayment on the Closing Date of the Company Indebtedness identified by Parent for repayment, redemption or prepayment on the Closing Date, and shall use commercially reasonable efforts to cooperate with Parent in preparing RemainCo and the RemainCo Subsidiaries to repay, redeem or prepay the Company Indebtedness identified by Parent for repayment, redemption or prepayment as of the Closing Date. The Company and its Subsidiaries shall use commercially reasonable efforts to cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement or otherwise, shall take all actions reasonably requested by Parent to cause the release and discharge of all related Liens and security interests, and shall take such other actions as Parent may reasonably request in connection with such repayment, redemption or prepayment (including providing to Parent at least three (3) Business Days prior to Closing a draft payoff letter in respect of the Company Credit Agreement or any other applicable Company Indebtedness (in substantially final form, taking into account any final per diem and out of pocket expense calculations that are to be finalized once the Closing Date is determined)); provided that the Company and its Subsidiaries shall not execute or deliver any such payoff letter without the prior written consent of Parent (not to be unreasonably withheld, conditioned, or delayed) (it being understood that no such documentation shall become effective until the Effective Time except for any prepayment and termination notices to the extent required to become effective in advance of the Closing pursuant to the applicable definitive documentation of such Company Indebtedness).

Section 7.14 Spin-Off Agreements. The Company shall use its reasonable best efforts to consummate the Distribution in accordance with Section 2.1 and the Spin-Off Agreements. Without limiting the foregoing, the Company shall use its reasonable best efforts to cause each condition set forth in Section 3.2 of the Separation and Distribution Agreement (other than Section 3.2(a)) to be satisfied as promptly as practicable following the date hereof, including preparing and filing, or confidentially submitting, a registration statement on Form 10 as soon as reasonably practicable (together with any amendments, supplements, prospectuses or information statements in connection therewith, the “Spin-Off Registration Statement”) to register the common stock of SpinCo. The Company shall timely provide drafts of the Spin-Off Registration Statement (and any amendments or supplement thereto) to Parent for review and comment (which comments shall be considered by the Company in good faith). Each of the Company and Parent shall cooperate reasonably with each other, and shall cause their respective Affiliates to so cooperate, to effectuate the transactions contemplated by Spin-Off Agreements and the Spin-Off Registration Statement.

Section 7.15 Accounts Payable. The Company shall, and shall cause the RemainCo Subsidiaries to, process and pay their all of their respective accounts payable in the ordinary course of business consistent with past practice, including with respect to each particular vendor, and including as to the timing of payment.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by the mutual consent of Parent and the Company):

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) Regulatory Approval. (i) Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or extended by the FCC.

(c) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or any of the transactions contemplated hereby, including under the Spin-Off Agreements.

(d) Spin-Off Registration Statement. The Spin-Off Registration Statement shall have become effective under the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order and no proceedings for that purpose shall have been initiated or overtly threatened by the SEC and not concluded or withdrawn.

(e) The Distribution and SpinCo Cash Payment. The Distribution and SpinCo Cash Payment shall have been completed in accordance with the Spin-Off Agreements.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by Parent):

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.5(a) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) other than in each case for de minimis inaccuracies, (ii) contained in Section 3.10(a) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 3.1(a), Section 3.2, Section 3.24 and Section 3.26 shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (iv) except for the representation and warranties described in the foregoing clauses (i) through (iii), contained in Article III shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (iv) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing.

(c) Indebtedness Notices. The Company shall have provided all required notices to the holders of the Company Notes and the appropriate Persons under the Company Credit Agreement pursuant to and in accordance with Section 7.13.

(d) Required Consents. The Required Consents shall have been obtained.

(e) Actions Required Under Employee Matters Agreement. The Company shall have performed in all material respects the actions required to be completed prior to the Closing under the Employee Matters Agreement.

(f) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

(g) FIRPTA Certificate. The Company shall have delivered to Parent and Merger Sub a duly completed and executed affidavit, dated as of the Closing Date and issued in form and substance as required pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), certifying under penalties of perjury that the Company Stock is not a United States real property interest within the meaning of Section 897(c) of the Code.

(h) Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e) and Section 8.2(f) have been satisfied.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 4.1 and Section 4.2 shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (ii) except for the representation and warranties described in the foregoing clause (i), contained in Article IV shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (ii) to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants and obligations under this Agreement required to be performed by them at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Consent Decree. Parent shall have delivered to the Company an executed Acknowledgement of Applicability attached as Exhibit 2 to the Final Judgement in United States v. Meredith Corporation Case 1:18-cv-02609 (D.D.C. May 22, 2019), unless (i) the United States has waived the prohibition in Paragraph IV(C) of such Final Judgment as to the Company Stations or (ii) Parent is already bound to a final judgment entered by a court regarding the communication of competitively sensitive information, as defined in that Final Judgment.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before May 3, 2022 (the “Initial End Date”); provided that if on the Initial End Date any of the conditions set forth in Section 8.1(b) or Section 8.1(c) (but for the purposes of Section 8.1(c), only for any Order related to the approvals described in Section 8.1(b)) shall not have been satisfied but all other conditions set forth in Article VIII shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial End Date shall be automatically extended to August 3, 2022 (the “Second End Date”). As used in this Agreement, the term “End Date” shall mean the Initial End Date, unless extended pursuant to the foregoing sentence, in which case, the term “End Date” shall mean the Second End Date, in each case, as may be extended pursuant to the proviso in the previous sentence. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to such Party’s breach of any of its obligations under this Agreement;

(ii) if there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to a Party if such Order was primarily due to such Party’s breach of this Agreement; or

(iii) if the Company Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Company Shareholder Approval shall not have been obtained.

(c) by Parent:

(i) if a Triggering Company Event shall have occurred; or

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the thirty (30) day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such thirty (30) day period, shall not have been cured by the earlier of the end of such thirty (30) day period and the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(i).

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the thirty (30) day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such thirty (30) day period, shall not have been cured by the earlier of the end of such thirty (30) day period and the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(ii);

(ii) if at any time prior to the receipt of the Company Shareholder Approval (A) the Company Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Superior Company Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.3, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement providing for a Superior Company Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 9.3(a)(i); or

(iii) if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, which are capable of being satisfied), and Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3 (as such date may be extended in accordance with this Agreement).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party or Parties specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 7.11(e), Section 9.3 and Section 10.12, nothing in this first sentence of Section 9.2 shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement. The parties hereto agree that, upon any termination of this Agreement under circumstances where (i) the Company Termination Fee is payable by the Company to Parent or (ii) the Parent Termination Fee is payable by Parent to the Company, if such amount referenced in the foregoing clause (i) or (ii), as the case may be, is paid in full, the receipt of such amount by the receiving party shall be the sole and exclusive remedy of the receiving party in connection with this Agreement or the transactions contemplated hereby, and such party (A) shall be precluded from any other remedy against any other party hereto, at law or in equity or otherwise and (B) shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any of the other parties hereto, any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any Willful Breach but excluding fraud). Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion nor shall Parent be required to pay the Parent Termination Fee on more than one occasion. Each party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

Section 9.3 Termination Fees; Expenses.

(a) Company Termination Fee.

(i) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, a fee in the amount of $36,000,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i).

(ii) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) in respect of a Willful Breach by the Company of a covenant or agreement contained in this Agreement, and in each case at any time after the date of this Agreement prior to such termination (A) a Company Acquisition Proposal has been made to the Company and publicly announced or otherwise disclosed and has not been withdrawn prior to the termination of this Agreement (or (I) prior to the Company Shareholders’ Meeting in the case of a termination pursuant to Section 9.1(b)(iii) or (II) prior to the applicable breach giving rise to the termination right in the case of a termination pursuant to Section 9.1(c)(ii)) and provided that the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting (including any adjournment or postponement thereof)) and (B) within twelve (12) months after such termination, the Company (x) enters into an agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated or (y) consummates a Company Acquisition Proposal, then, in any such event, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee, less the amount of any Parent Expenses previously paid by the Company, concurrently with the consummation of such transaction arising from such Company Acquisition Proposal (and in any event, within two (2) Business Days following such consummation); provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(a)(ii), references to “20%” and “80%” shall be replaced by “50%”.

(b) If this Agreement is terminated by Parent or the Company (i) pursuant to Section 9.1(b)(i), if the Closing would have occurred absent the failure of the conditions set forth in Section 3.3(d) or Section 3.3(e) of the Separation and Distribution Agreement to be satisfied, or (ii) pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the documented out of pocket costs and expenses, including any commitment fees under the Commitment Letter and the fees and expenses of counsel, accountants, investment bankers, Parent Financing Sources, experts and consultants, incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $10,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).

(c) Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 9.1(b)(i) (if at the time of such termination, each of the conditions set forth in Section 8.1 and Section 8.2 has been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at Closing) and if at the time of termination, the Company could have terminated the Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii), Section 9.1(d)(i) or Section 9.1(d)(iii), then Parent shall promptly pay (and, in any event, within two (2) Business Days following such termination) to the Company, by wire transfer of immediately available funds, a fee in the amount of $125,000,000 (the “Parent Termination Fee”).

(d) The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee and Parent Expenses are not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iv) that, without these agreements, the Parties would not enter into this Agreement. Accordingly, (i) if the Company fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 9.3, then the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at an annual rate equal to the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law); and (ii) if Parent fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for any amount due pursuant to this Section 9.3, then Parent shall pay the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at an annual rate equal to the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law). All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall a Company Termination Fee or Parent Termination Fee be payable more than once.

(e) Notwithstanding anything in this Agreement to the contrary, subject to Section 10.12, (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future shareholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) in the event that this Agreement is terminated under circumstances where the Parent Termination Fee is payable pursuant to Section 9.3, the payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company against Parent and Merger Sub and their respective Subsidiaries and any of their respective former, current or future shareholders, directors, officers, employees, Affiliates or Representatives (the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise , and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 5.3, Section 9.2 and the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, which covenants will survive until they are performed in full.

Section 10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Shareholder Approval is obtained, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof), as applicable. Notwithstanding anything set forth above, this Section 10.2, Section 10.3, Section 10.8, the first sentence of Section 10.10, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section, and any related definitions insofar as they affect such Sections) shall not be amended, waived or otherwise modified in a manner that is adverse to the interests of any (a) Parent Financing Source party to the Parent Commitment Letter without the prior written consent of such Parent Financing Source or (b) SpinCo Lender party to the SpinCo Financing Commitment Letter without the prior written consent of such SpinCo Lender.

Section 10.3 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub on the one hand, or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the proviso of the first sentence of Section 10.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3. Notwithstanding anything set forth above, Section 10.2, this Section 10.3, Section 10.8, the first sentence of Section 10.10, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any such Section) shall not be waived in a manner that is adverse to the interests of any (a) Parent Financing Source party to the Parent Commitment Letter without the prior written consent of such Parent Financing Source or (b) SpinCo Lender party to the SpinCo Financing Commitment Letter without the prior written consent of such SpinCo Lender.

Section 10.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense; provided, however, that prior to the Closing, the Company shall cause all costs and expenses incurred in connection with this Agreement by the Company and the RemainCo Subsidiaries that remain unpaid as of immediately prior to the Effective Time to be paid by SpinCo (and provide Parent with evidence, reasonably satisfactory to Parent, prior to Closing, of such arrangements), and, provided, further, that filing fees in connection with the filing by the Parties of the FCC Applications and the HSR Act shall be split between 50/50 Parent and the Company (other than the FCC Application filing fees related to the Station Divestiture which shall be paid by Parent), and, to the extent any such amounts to be paid by the Company are not paid by the Effective Time or assumed by SpinCo, the Target Net Debt shall be reduced by an amount equal to such unpaid amounts.

Section 10.5 Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter or Parent Disclosure Letter (as applicable, the “Disclosure Letter”) shall have the meanings assigned to them in this Agreement. The Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Letter relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Letter is expressly made to such other part in the Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. Notwithstanding anything to the contrary contained herein, for purposes of determining any exceptions to the representations and warranties set forth in Article III of this Agreement or the disclosure of any matters on the Company Disclosure Letter, the representations and warranties set forth in Article III of this Agreement (other than Section 3.10(a)) shall be deemed not to include any reference therein to “Company Material Adverse Effect” and, in place of the “Material Adverse Effect” qualifier, such representations and warranties shall be qualified by “material” or “materially”, as applicable. The listing of any matter on the Disclosure Letter shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall it establish any standard of materiality for any purpose whatsoever and the inclusion of an item relating to the SpinCo Business, SpinCo Assets or SpinCo Liabilities does not, in and of itself, establish that such item relates to or affects RemainCo or the RemainCo Business (which shall, for the avoidance of doubt, be contemplated by the Separation and Distribution Agreement). No disclosure in the Disclosure Letter relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Letter be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):

if to Parent or Merger Sub, to:

Gray Television, Inc.

Attention: Legal Department

445 Dexter Avenue, Suite 7000

Montgomery, Alabama 36104

Email:

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

700 Sixth St. NW, Suite 700

Washington, DC 20001

Attention: William Dudzinsky

Email:

if to the Company, to:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser

Email:

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: Kevin Mills and Aaron Binstock

Email:

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, the Spin-Off Agreements, and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.3 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives. Notwithstanding anything to the contrary set forth above, the Parent Financing Sources and SpinCo Lenders shall be a third-party beneficiary of Section 10.2, Section 10.3, this Section 10.8, the first sentence of Section 10.10, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14.

Section 10.9 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that this Agreement (including the rights, interests and obligations under this Agreement) may be assigned by Parent to any of the Parent Financing Sources as collateral for the purpose of securing obligations under the Parent Financing. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state, except to the extent that mandatory provisions of the IBCA govern.

(b) Notwithstanding anything herein to the contrary, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Parent Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Parent Financing, the Parent Commitment Letter, the performance thereof or the transactions contemplated thereby, the SpinCo Financing, the SpinCo Financing Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to without giving effect to the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 10.12 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger and obligations under Section 7.11, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c) Notwithstanding anything herein to the contrary, each of the Parties acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Parent Financing Source or SpinCo Lender arising out of, or relating to, the transactions contemplated by this Agreement (including the SpinCo Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each Party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court.

Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY PARENT FINANCING SOURCE OR SPINCO LENDERS).

Section 10.14 No Recourse.

(a) Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and Affiliates and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Parent Financing Sources, and the Parent Financing Sources shall be subject to no liability or claims by the Company (or such other Persons) in connection with the Parent Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise and neither the Company (nor any such other Person) shall commence (and, if commenced, agrees to dismiss or otherwise terminate) any Proceeding against any Parent Financing Source in connection with this Agreement, the transactions contemplated hereby (including in respect of the Parent Financing, the Parent Commitment Letter and the performance thereof). Subject to the rights of Parent under the Parent Commitment Letter under the terms thereof, and notwithstanding anything to the contrary herein, Parent agrees on behalf of itself and its Affiliates that the Parent Financing Sources shall not have any liability or obligation to Parent or any of its Affiliates (whether under contract or tort, in equity or otherwise) relating to this Agreement or any of the transactions contemplated herein (including the Parent Financing).

(b) Notwithstanding anything herein to the contrary, Parent and Merger Sub (each on behalf of itself, its Subsidiaries and Affiliates and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the SpinCo Lenders, and the SpinCo Lenders shall be subject to no liability or claims by Parent or Merger Sub (or such other Persons) in connection with the SpinCo Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise and neither Parent nor Merger Sub (nor any such other Person) shall commence (and, if commenced, agrees to dismiss or otherwise terminate) any Proceeding against any SpinCo Lender in connection with this Agreement, the transactions contemplated hereby (including in respect of the SpinCo Financing, the SpinCo Financing Commitment Letter and the performance thereof). Subject to the rights of the Company under the SpinCo Financing Commitment Letter under the terms thereof, and notwithstanding anything to the contrary herein, the Company agrees on behalf of itself and its Affiliates that the SpinCo Lenders shall not have any liability or obligation to the Company or any of its Affiliates (whether under contract or tort, in equity or otherwise) relating to this Agreement or any of the transactions contemplated herein (including the SpinCo Financing).

Section 10.15 Partial Termination of Services under Transition Services Agreement. Prior to Closing, Recipient (as defined under the Transition Services Agreement) may decline or reduce the scope of the provision of any Transition Service (as defined in the Transition Services Agreement) (in whole or in part), which shall be effective five (5) days’ after notice to Provider (as defined under the Transition Services Agreement). The Recipient, Provider, and Parent will agree on the relevant service Fees (as defined in the Transition Services Agreement) if any services category under the Transition Services Agreement is so reduced in scope.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MEREDITH CORPORATION

By:	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Chief Financial Officer

[Signature Page to Merger Agreement]

GRAY TELEVISION, INC.

By:	/s/ Hilton H. Howell, Jr.
Name:	Hilton H. Howell, Jr.
Title:	Executive Chairman and Chief Executive Officer

GRAY HAWKEYE STATIONS, INC.

By:	/s/ Hilton H. Howell, Jr.
Name:	Hilton H. Howell, Jr.
Title:	Executive Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

FINAL FORM

EXHIBIT A

PLAN OF MERGER

merging

GRAY HAWKEYE STATIONS, INC.,

a Delaware corporation

with and into

MEREDITH CORPORATION,

an Iowa corporation

1. Merger. In accordance with the Iowa Business Corporation Act (the “IBCA”), upon the effective time and date set forth in the Articles of Merger to be filed with the Iowa Secretary of State (such time being referred to herein as the “Merger Effective Time”), Gray Hawkeye Stations, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Gray Television, Inc., a Georgia corporation (“Parent”), shall be merged (the “Merger”) with and into Meredith Corporation, an Iowa corporation (the “Company”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence as a corporation under the Laws of the State of Iowa. As of the Merger Effective Time, the separate legal existence of Merger Sub shall cease.

2. Effects of the Merger. The Merger shall have the effects set forth in Section 490.1107 of the IBCA. Without limiting the foregoing, from and after the Merger Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

3. Articles of Incorporation and Bylaws of the Surviving Corporation. At the Merger Effective Time, the articles of incorporation of the Company as are in effect immediately prior to the Merger Effective Time shall be amended to read in their entirety as set forth in Exhibit A attached hereto and the bylaws of the Company as are in effect immediately prior to the Merger Effective Time shall be amended to read in their entirety as set forth in Exhibit B attached hereto, and such articles of incorporation and bylaws, as so amended, shall be from and after the Merger Effective Time the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

4. Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, (i) the directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation, removal, expiration of their term or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

5. Manner and Basis of Converting Shares of Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or Merger Sub or any shareholder thereof:

(a) Subject to Section 7, each share of Company Stock issued and outstanding immediately prior to the Merger Effective Time, other than any Company Cancelled Shares and any Company Dissenting Shares, shall automatically be converted, subject to the terms, conditions and procedures set forth in Section 5, Section 6 and Section 7, into the right to receive $14.51 in cash, without interest (the “Merger Consideration”);

(b) Each Company Cancelled Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and non-assessable share of the Surviving Corporation Common Stock.

6. Company Stock Options, Company RSUs and Company Share-Based Awards.

(a) Each Company Stock Option that is outstanding and unexercised immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall, as of the Merger Effective Time, automatically and without any action on the part of the holder thereof be cancelled and cease to represent an option with respect to shares of Company Stock, and shall only entitle the holder of such Company Stock Option to receive such holder’s pro rata portion of the Merger Consideration, if any, as calculated in accordance with the Merger Agreement.

(b) Each Company RSU that is outstanding immediately prior to the Merger Effective Time shall automatically become immediately vested and shall, as of the Merger Effective Time, automatically and without any action on the part of the holder thereof be cancelled and cease to represent a right with respect to shares of Company Stock, and shall be converted, without any action on the part of the holder thereof, into the right to receive such holder’s pro rata portion of the Merger Consideration, as calculated in accordance with the Merger Agreement.

(c) Each Company Share-Based Award shall automatically become fully vested, and all vesting restrictions shall lapse, and, in exchange for the cancellation of such Company Share-Based Award, entitle the holder thereof to such holder’s pro rata portion of the Merger Consideration, as calculated in accordance with the Merger Agreement.

7. Exchange of Company Stock. Pursuant to Section 490.1107(1)(h) of the IBCA, from and after the Merger Effective Time, until surrendered as contemplated by this Section 7, each Company Certificate and/or Company Book-Entry Shares, shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed letter of transmittal, cash representing the Merger Consideration that the holder of such Company Certificate and/or Company Book-Entry Share is entitled to receive pursuant to this Plan of Merger. No interest will be paid or will accrue on any such consideration. The payment of the Merger Consideration in accordance with the terms of this Plan of Merger shall be deemed paid in full satisfaction of all rights pertaining to such Company Stock.

8. Amendment. At any time prior to the Merger Effective Time, this Plan of Merger may be amended by the Company and Parent, provided that, in accordance with Section 490.1102(5) of the IBCA, this Plan of Merger may not be amended subsequent to the approval hereof by the Company Shareholders and the Merger Sub Shareholder to change (1) the amount or kind of shares or other securities, interests, obligations, rights to acquire shares or other securities, cash or other property to be received under this Plan of Merger by the Company Shareholders or the Merger Sub Shareholder upon conversion of the Company Common Stock and the Merger Sub Common Stock, respectively, under this Plan of Merger; (2) the articles of incorporation of the Surviving Corporation, except for changes permitted by Section 490.1005 of the IBCA; or (3) any of the other terms or conditions of this Plan of Merger if the change would adversely affect the Company Shareholders or the Merger Sub Shareholder in any material respect.

9. Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Company Book-Entry Shares” shall mean shares of Company Common Stock held in book-entry form.

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(b) “Company Cancelled Shares” shall mean each share of Company Stock that is owned, directly or indirectly, by Parent, any Parent Subsidiary (including Merger Sub), the Company or Company Subsidiary (including shares held as treasury stock or otherwise) immediately prior to the Merger Effective Time.

(c) “Company Certificate” shall mean a certificate representing Company Stock.

(d) “Company Class B Stock” shall mean each share of Class B Common Stock, par value $1.00 per share, of the Company.

(e) “Company Common Stock” shall mean each share of Common Stock, par value $1.00 per share, of the Company.

(f) “Company Dissenting Shares” shall mean each share of Company Class B Stock to which the holder thereof shall have properly demanded appraisal in compliance with the provisions of Section 490.1321 of the IBCA and otherwise in accordance with Subchapter XIII of the IBCA.

(g) “Company RSU” shall mean all awards of restricted stock units of the Company with respect to shares of Company Common Stock, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to an incentive equity plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(h) “Company Share-Based Award” shall mean each share of the Company’s restricted stock and each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted by the Company (including stock equivalent units, phantom units, deferred stock units, stock equivalents and dividend equivalents), in each case other than Company Stock Options and Company RSUs.

(i) “Company Shareholder” shall mean a holder Company Stock.

(j) “Company Stock” shall mean the Company Common Stock and the Company Class B Stock.

(k) “Company Stock Option” shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to an incentive equity plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(l) “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively, and “Subsidiary”, when used with respect to any person, any other person (other than a natural person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such person.

(m) “Governmental Authority” shall mean any nation or government, any federal, state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization (including stock exchanges).

(n) “Law” shall mean any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement or order enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

(o) “Merger Agreement” shall mean that Agreement and Plan of Merger by and among the Company, Parent and Merger Sub of even date herewith.

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(p) “Merger Sub Common Stock” shall mean the common stock, par value $0.01 per share, of Merger Sub.

(q) “Merger Sub Shareholder” shall mean the Parent.

(r) “Parent” shall mean Gray Television, Inc., a Georgia corporation.

(s) “Surviving Corporation Common Stock” shall mean the common stock, $[•] par value per share, of the Surviving Corporation.

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Exhibit A

Amended and Restated Articles of Incorporation

[Attached]

Exhibit B

Amended and Restated Bylaws

[Attached]

EXHIBIT B

RESTATED

ARTICLES OF INCORPORATION

OF

[    ]

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to the provisions of Section 1007 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I

NAME

The name of the corporation is [            ] (the “Corporation”).

ARTICLE II

DURATION

The Corporation shall have perpetual duration.

ARTICLE III

POWERS

The Corporation shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be organized under the Act.

ARTICLE IV

CAPITAL STOCK

The number of shares of stock that the Corporation is authorized to issue is 100 shares of common stock, par value $0.01.

ARTICLE V

REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office in Iowa is [To Be Determined]. The name of the Corporation’s registered agent at its registered office is [To Be Determined].

ARTICLE VI

BOARD OF DIRECTORS

Except as otherwise provided by law, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors. The number of directors and the procedures for electing directors shall be as specified in or fixed in accordance with the Corporation’s by-laws, provided that the number of directors shall be not less than one nor more than eight.

ARTICLE VII

LIABILITY OF DIRECTORS

A director of this Corporation shall not be liable to the Corporation or its stockholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the stockholders; (3) a violation of section 490.833 of the Act; and (4) an intentional violation of criminal law. No amendments to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of said director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the Corporation or its stockholders, then the liability of a director of this Corporation shall be automatically eliminated or limited to the full extent then permitted without further action of the Corporation or its Board of Directors. The directors of this Corporation have agreed to serve and assume the duties of directors in reliance upon the provisions of this Article.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS

Each individual who is or was a director of the Corporation (and the heirs, executors, personal representatives of administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. An Indemnitee shall be indemnified by the Corporation for any action taken, or failure to take any action, as a director, except liability for (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Corporation or the stockholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. This Article shall prevail over any inconsistent by-law or resolution adopted by the Corporation.

ARTICLE IX

RIGHTS AND RESTRICTIONS

The stockholders of the Corporation shall not have preemptive rights, but the Corporation and the stockholders may establish other or comparable rights by written agreement. The Corporation and the stockholders may enter into one or more agreements restricting the transfer of shares of the Corporation, and such agreements shall be binding upon the Corporation, the stockholders and all subsequent stockholders of the Corporation.

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CERTIFICATE OF ADOPTION

The duly adopted Restated Articles of Incorporation set forth above supersede the original articles of incorporation and all amendments thereto and consolidate the original articles of incorporation and all amendments thereto into a single document. The Restated Articles of Incorporation amend the articles of incorporation, requiring stockholder approval. The Restated Articles of Incorporation were duly approved by the stockholders in the manner required by the Act and by the articles of incorporation.

IN WITNESS WHEREOF, I have set my hand hereto this                  day of                 ,                 .

[ ]

By:

Name:

Secretary, [ ]

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